As filed with the Securities and Exchange Commission on December 21, 2006 REGISTRATION NO. 333-128670


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 3 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                        MAZAL PLANT PHARMACEUTICALS, INC.
                            (F/K/A AKID CORPORATION)
                 (Name of Small Business Issuer in its Charter)

   Nevada (formerly Colorado)           2834    20-3761221 (formerly 84-1493150)
   --------------------------           ----    --------------------------------
(State or other jurisdiction of  (Primary Standard    (I.R.S. Employer
 incorporation or organization)      Industrial      Identification No.)
                                  Classification
                                   Code Number)

                               43 West 33rd Street
                               New York, NY 10001
                                 (212) 695-3334
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                Mechael Kanovsky
                             Chief Executive Officer
                        Mazal Plant Pharmaceuticals, Inc.
                         43 West 33rd Street, Suite 405
                               New York, NY 10001
                                 (212) 695-3334
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:
                                  Sam Berkowitz
                                    Secretary


                                  Simcha Edell
                             Chief Financial Officer
                        Mazal Plant Pharmaceuticals, Inc.
                         43 West 33rd Street, Suite 405
                               New York, NY 10001
                                 (212) 695-3334


Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
         TO BE REGISTERED             REGISTERED (1)       PER SHARE              PRICE            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Shares, no par value            10,000,000(2)         $0.45              $4,500,000              $414
-------------------------------------------------------------------------------------------------------------------
Common Shares, no par value             6,295,996(3)         $0.55              $3,462,798              $318
-------------------------------------------------------------------------------------------------------------------
Common Shares, no par value             1,000,000(4)         $0.50              $  500,000(5)           $ 46
-------------------------------------------------------------------------------------------------------------------
Total                                  17,295,996                                8,462,798              $778
-------------------------------------------------------------------------------------------------------------------



(1) In the event of a stock split, stock dividend or similar transaction involving our common shares, the number of shares registered shall automatically be increased to cover the additional shares of common shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Represents shares of common stock offered directly to the public by us.

(3) Represents shares of common stock being registered by selling security holders.

(4) Represents resale of shares of common stock issuable in connection with the exercise of the warrant. The warrant entitles the holder to purchase one share of common stock at any time until October 30, 2008 at an exercise price of $0.50 per share.

(5) Stated for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g)(2) under the Securities Act of 1933. Such price has been computed based on highest offering price of securities of the same class included in this registration statement.

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


                  PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
                             DATED December 21, 2006


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDER MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                        MAZAL PLANT PHARMACEUTICALS, INC.
                        10,000,000 Shares of Common Stock
              6,295,996 Selling Stockholders Shares of Common Stock
                  1,000,000 Shares of Common Stock issuable in
                    connection with the exercise of a Warrant


The prospectus relates to: (1) the sale by us of up to 10,000,000 shares of common stock at a purchase price of $0.45 per share for a total amount of $4,500,000 and (2) to the registration for resale by certain selling security holders of Mazal of up to 7,295,996 shares of common stock in connection with the registration for resale of (a) up to 6,295,996 shares of our common stock that were issued in various transactions exempt from registration under the Securities Act of 1933 ("Act") at a price per share of $0.55 and a total amount of 3,462,798 (that may fluctuate) until the securities are quoted on the OTC Bulletin Board (or a national exchange) and thereafter from time to time at prevailing market prices at the time of sale and (b) the registration for resale of up to 1,000,000 shares of our common stock which may be issued upon exercise of a warrant that was issued in a transaction exempt from registration at a price per share of $0.50 and a total amount of $500,000 (that may fluctuate) until the securities are quoted on the OTC Bulletin Board (or a national exchange) and thereafter from time to time at prevailing market prices at the time of sale.

This offering is conditioned upon our raising at least $1,500,000. Until a minimum of $1,500,000 is raised by us by selling our common stock offered in this prospectus, all payments for shares will be deposited into an escrow account at Bank Hapoalim New York. The offering by us of our common stock will be for a period of 180 business days from the effective date. If $1,500,000 is not raised in within a period of 180 business days from the effective date of this registration statement, all payments deposited in the escrow account will be promptly refunded in full, without interest and without any deduction for expenses. Once $1,500,000 is raised in this offering by us, all funds held in escrow will be released to us and we will continue to sell shares up to the maximum amount of 10,000,000 shares.


Upon the effectiveness of this prospectus:


The selling security holders may offer to resell shares of our common stock being registered in this prospectus for a price per share of $0.50 and a total amount of $500,000 (that may fluctuate) until the securities are quoted on the OTC Bulletin Board (or a national exchange) and thereafter from time to time at prevailing market prices at the time of sale.

The securities offered in this prospectus involve a high degree of risk. See "risk factors" beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is December 21, 2006

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                            3
RISK FACTORS                                                                  5
FORWARD-LOOKING STATEMENTS                                                   12
THE OFFERING                                                                 12
USE OF PROCEEDS                                                              13
DETERMINATION OF OFFERING PRICE                                              13
SELLING SECURITY HOLDERS                                                     13
PLAN OF DISTRIBUTION                                                         16
LEGAL PROCEEDINGS                                                            22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
     AND CONTROL PERSONS                                                     22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
     OWNERS AND MANAGEMENT                                                   24
DESCRIPTION OF SECURITIES                                                    25
EXPERTS                                                                      27
INTEREST OF NAMED EXPERTS AND COUNSEL                                        27
DISCLOSURE OF COMMISSION POSITION OF
     INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                          27
ORGANIZATION WITHIN THE LAST FIVE YEARS                                      28
DESCRIPTION OF BUSINESS                                                      30
DESCRIPTION OF PROPERTY                                                      37
MANAGEMENT'S DISCUSSION AND ANALYSIS
     OR PLAN OR OPERATION                                                    37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                               38
MARKET FOR COMMON EQUITY AND RELATED
     STOCKHOLDER MATTERS                                                     40
EXECUTIVE COMPENSATION                                                       41
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE                                       43
FINANCIAL STATEMENTS                                                         44

As used in this prospectus, the terms "we", "us", "our" and "Mazal" means Mazal Plant Pharmaceuticals, Inc., a Nevada corporation, unless otherwise indicated. "Delaware Mazal" refers to our subsidiary, Mazal Plant Pharmaceuticals, Inc., a private Delaware corporation.


                               PROSPECTUS SUMMARY

General


Although we are now a Nevada corporation, we were originally organized pursuant to the laws of the State of Colorado on April 9, 1998 under the name "Akid Corporation". Our only activity prior to June 6, 2005 had been attempts to locate and negotiate with a business entity for the merger of that target company into us. Our operations prior to June 6, 2005 consisted solely of seeking merger or acquisition candidates, and we had no business operations or revenues. Our principal executive office is located at 43 West 33rd Street, Suite 405, New York, NY 10001, and our telephone number is (212) 695-3334.

On June 6, 2005, we underwent a change in control and substantially shifted the focus of our business. On June 6, 2005, a majority of our common stock was acquired by Advanced Plant Pharmaceuticals, Inc., a Delaware corporation, pursuant to the Share Exchange Agreement, dated May 2005, among Advanced Plant Pharmaceuticals, Inc., Akid Corporation, and James B. Wiegand, who was one of our principals at the time. Pursuant to the Share Exchange Agreement, we agreed to issue to Advanced Plant Pharmaceuticals, Inc. 20,000,000 shares of Akid Corporation common stock which represented 94.21 % of Akid Corporation issued and outstanding common stock. In exchange, Advanced Plant Pharmaceuticals, Inc. transferred to us 7,000,000 shares of the common stock of Mazal Plant Pharmaceuticals, Inc., a Delaware corporation (the "Delaware Mazal"), which represented 69% of the issued and outstanding shares of the Delaware Mazal. For accounting purposes, such transaction is characterized as a reverse merger between the Delaware Mazal and Mazal.

On June 6, 2005, we entered into a stock purchase agreement for the purchase the remaining 3,130,000 shares of the issued and outstanding shares of common stock of the Delaware Mazal, which represented 31% of the issued and outstanding shares of the Delaware Mazal, from Gerry Gruenbaum, Barry Ginsburg, Avraham Harris, Chaim Lieberman, David Lieberman, Sam Berkowitz and Mechael Kanovsky each an individual stockholder of Delaware Mazal, in exchange for 6,180,000 shares of our common stock. Each of Gerry Gruenbaum and Barry Ginsburg were provided with one share of our stock for each share of the Delaware Mazal held by them. The other stockholders of the Delaware Mazal swapped each of their Delaware Mazal shares in consideration for two of our shares.

As a result of the closing of the Share Exchange Agreement, Advanced Plant Pharmaceuticals now holds a majority of the issued and outstanding shares of our common stock, and we hold all of the issued and outstanding shares of common stock of the Delaware Mazal. James B. Wiegand, who had been serving as our sole director and officer since April 1998, resigned from his positions with us on June 6, 2005. On the same date as Mr. Wiegand's resignation, Mechael Kanovsky was elected to serve as director and as Chief Executive Officer and Sam Berkowitz was elected to serve as Secretary.

Prior to the merger the Delaware Mazal held the patent transferred by Advanced Plant Pharmaceuticals and was engaged in the development, manufacture, and distribution of plant-based pharmaceutical drugs for the treatment of various human illnesses until such operations were transferred to us. Since such change in control, we continue to engage in the development, manufacture, and distribution of plant-based pharmaceutical drugs for the treatment of various human illnesses. Our only product currently under development is MAHDL-01, a plant based drug whose purpose is the improving of levels of cholesterol in the bloodstream and the prevention of cardiovascular diseases associated with improper cholesterol levels.

On April 8, 2005, the Delaware Mazal submitted to the FDA the Investigational New Drug application (IND) for the Phase I/II clinical trials of MAHDL-01 (IND #72,040). Mazal has not commenced Phase I/II clinical trials of MAHDL-01 and such trials are dependent on the receipt of adequate financing.

On November 9, 2005, we changed our state of incorporation from Colorado to Nevada by the merger of Akid Corporation with and into a wholly owned subsidiary we formed pursuant to the laws of Nevada under the name Mazal Plant Pharmaceuticals, Inc. As a result of such merger, our name was changed to Mazal Plant Pharmaceuticals, Inc., which is identical to the company name of the Delaware Mazal, in order to better reflect our business operations.

On November 17, 2005 Mazal negotiated and executed a letter of intent to enter into a possible joint venture with Punzi Medical Center to conduct and participate in Phase I/II and consult on obtaining FDA approval for Phase III trials and participating in such Phase III trials. On July 30, 2006 we executed an interim letter agreement with Dr. Veronica Motiram to conduct and participate in Phase I/II trials.

In addition, Mazal is currently undergoing negotiations with additional medical centers and clinical research organization (CROs) to monitor the Phase I/II trials at the various medical centers.


Number of Shares Being Offered

The prospectus relates to:


o The sale by us to the public of up to 10,000,000 shares of common stock at a price of $0.45 per share. We will offer the shares directly to the public through our Chief Financial Officer. The Chief Financial Officer will not receive any commissions in connection with the offer and sale of the shares under this prospectus.

o The registration by certain of our selling security holders of up to 7,295,996 common shares comprised of the following: (a) up to 6,295,996 shares of our common stock that were issued in various transactions exempt from registration under the Securities Act of 1933 and (b) up to 1,000,000 shares of our common stock which may be issued upon exercise of a warrant that was issued in a transaction exempt from registration. The selling security holders plan to sell these shares at a price of $0.55 (that may fluctuate) until the securities are quoted on the OTC Bulletin Board (or a national exchange) and thereafter from time to time in market transactions at prevailing market prices.


Number of Common Shares Outstanding


We have 39,975,000 shares of common stock outstanding as of August 27, 2006.


Use of Proceeds

We will receive proceeds from our sale of shares to the public under this prospectus, however, we will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling security holders. However, we will receive proceeds from the resale of the warrant if and to the extent that the warrant is exercised. The proceeds we receive shall be used for the payment of costs and expenses we expect to incur in the conduct of human clinical trials of MAHDL-01 that must be conducted in order for MAHDL-01 to be approved by the United States Food and Drug Administration and any remaining amounts will be used as working capital.

Summary Financial Data


On June 6, 2005, we entered into a stock purchase agreement with Advanced Plant Pharmaceuticals, Inc., a Delaware corporation, to acquire 7,000,000 shares of the common stock of the Delaware Mazal, in exchange for 20,000,000 shares of our common stock. On June 6, 2005, we entered into a stock purchase agreement for the purchase of 3,130,000 shares of the outstanding shares of common stock of the Delaware Mazal from Gerry Gruenbaum, Barry Ginsburg, Avraham Harris, Chaim Lieberman, David Liebeman, Sam Berkowitz and Mechael Kanovsky each an individual stockholder of Delaware Mazal, in exchange for 6,180,000 shares of our common stock. Each of Gerry Gruenbaum and Barry Ginsburg were provided with one share of our stock for each share of Delaware Mazal held by them. The other stockholders of Delaware Mazal swapped each of their Delaware Mazal shares in consideration for two of our shares. In connection with the merger with and into a wholly owned subsidiary we formed pursuant to the laws of Nevada under the name Mazal Plant Pharmaceuticals, Inc, the Delaware Mazal became our wholly owned subsidiary. Prior to the merger, we were a non-operating "shell" corporation. Pursuant to Securities and Exchange Commission rules, the merger of a private operating company into a non-operating public shell corporation, with nominal net assets is considered a capital transaction. At the time of the merger, our officers and directors resigned and were replaced with the officers and directors of the Delaware Mazal. For Financial Statement presentation, the merger has been reflected in the Financial Statements as though it occurred on December 31, 2004. The historical statements prior to December 31, 2004 are those of the Delaware Mazal. Since the merger is a recapitalization and not a business combination, pro forma information is not presented.

The following summary financial information for the period May 18, 2004 (inception) to December 31, 2006 includes balance sheet and statement of operations data from the audited annual consolidated financial statements from December 31, 2004 and the audited annual consolidated financial statements from December 31, 2005 and the unaudited financial statements for the period January 1, 2006 to March 31, 2006 and for the period of April 1, 2006 to June 30, 2006.


                        Mazal Plant Pharmaceuticals, Inc.


-----------------------------------------------------------------------------------------------------------------------------
                            For the Period May 18,    For the Period January    For the Period January   For the Period April
                            2004 (inception) to       1, 2005 to December       1, 2006 (inception) to   1, 2006 to
                            December 31, 2004         31, 2005                   March 31, 2006          June 30, 2006
------------------------------------------------------------------------------------------------------------------------------
Statement of
Operations Data
------------------------------------------------------------------------------------------------------------------------------
Net Sales                   $-                        $-                        $-                       $-
------------------------------------------------------------------------------------------------------------------------------
Costs and Expenses          13,778                    4,349,672                 510,344                  109,935
------------------------------------------------------------------------------------------------------------------------------
Net Loss                    (13,778)                  (4,349,672)               (510,344)                (109,935)
------------------------------------------------------------------------------------------------------------------------------
Net Loss per share          $(0.01)                   $(0.14)                   $(0.01)                  $(0.01)
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
------------------------------------------------------------------------------------------------------------------------------
Total Assets                50,700                    100,004                   116,709                  76,848
------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities   63,465                    178,304                   381,353                  306,427
------------------------------------------------------------------------------------------------------------------------------
Total Stockholders'         (12,765)                  (78,300)                  (264,644)                (229,579)
Deficit
------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and       $50,700                   $100,004                  $116,709                 $76,848
Stockholders' Deficit
------------------------------------------------------------------------------------------------------------------------------


                                  RISK FACTORS

An investment in our common shares must be considered highly speculative, generally because of the nature of our business and the general stage of its development. In addition to the usual risks associated with investment in a business, potential investors should carefully review the following factors together with the other information contained in this prospectus before making an investment decision. The risks described below are the material risks facing us. If any of the following risks actually occur, our business, financial condition and operating results could be materially affected.

GOING CONCERN

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN AND IF WE FAIL TO PRODUCE REVENUES WE MAY FAIL IN OUR BUSINESS, CEASE OPERATIONS, AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

Our independent registered public accountants have audited our financial data and information and rendered a statement that they have substantial doubt about our ability to continue as a going concern for the following reasons:


      o we have limited financial resources and we have an accumulated deficit of $4,985,389 since inception until June 30, 2006;

      o     we have negative working capital of $293,263 as of June 30,2006;

      o     we have a stockholders` deficit of $229,579 as of June 30, 2005;
            and


      o     our ability to obtain capital and operate successfully is uncertain.

RISKS RELATED TO THIS OFFERING

THE SALE OF SHARES UNDER THIS PROSPECTUS AND THE ISSUANCE OF ADDITIONAL SHARES THAT WE HAVE ALREADY AUTHORIZED MAY CAUSE OUR STOCK PRICE TO DROP, WILL DILUTE THE PERCENTAGE OF COMMON STOCK OWNED BY EACH OF OUR EXISTING STOCKHOLDERS AND MAY MAKE IT DIFFICULT FOR US TO RAISE FUNDS FROM THE SALE OF EQUITY SECURITIES.


We have 39,975,000 shares of common stock outstanding as of August 27, 2006. The issuance of additional shares authorized by us


      o May cause our stock price to drop significantly below the offering price of stock under this prospectus;


      o Will dilute the percentage ownership of our stockholders by twenty (20%) percent.


      o Any significant decrease in the price of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could cause the market price of our common stock to decrease even further.

The issuance of additional shares authorized by us in the public market could materially impair our ability to raise capital through future offerings of our common stock because of low stock price and further dilution of existing stockholders. If we are unable to raise capital through offering of our common stock, we will be unable to finance future clinical and pre-clinical activities, which would have a serious negative impact on the future prospects of our business.

RISKS RELATED TO OUR BUSINESS

SINCE WE ARE AT AN EARLY STAGE OF DEVELOPMENT, WE HAVE NOT COMPLETED THE DEVELOPMENT OF ANY PRODUCT AND WE HAVE NOT BEGUN TO MARKET OR GENERATE REVENUES. WE DO NOT ANTICIPATE GENERATING ANY REVENUE IN THE FORESEEABLE FUTURE. IF WE ARE UNSUCCESSFUL IN COMPLETING THE DEVELOPING AND MARKETING OF OUR PRODUCTS, OUR SECURITIES WILL BE WORTHLESS.

We are at an early stage of development. Our operations to date have consisted primarily of developing and testing our MAHDL-01 product. MAHDL-01 will require significant additional clinical testing and investment prior to commercialization. A commitment of substantial resources by us and/or future collaborative partners to conduct time-consuming research and clinical trials will be required if we are to complete the development of MAHDL-01. We do not know if we will be able to complete these tasks. We do not expect MAHDL-01 to be commercially available for several years. Accordingly, we do not know if and when we will generate revenues from MAHDL-01. Because of these uncertainties, we might never generate enough revenue to allow shareholders to recoup and profit from their investment.

SINCE WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT EXPENSES AND LOSSES TO INCREASE IN THE NEAR TERM, WE DO NOT KNOW IF WE WILL EVER BECOME PROFITABLE OR THAT OUR INVESTORS WILL EVER RECOUP OR PROFIT FROM THEIR INVESTMENT IN OUR SHARES.


From the date of incorporation to June 30, 2006, our accumulated deficit is $4,985,389. Since inception we have earned no revenues from the sale of any of our product candidates. We expect expenses and losses to increase in the near term as we fund research and development and general and administrative expenses. We expect to continue to incur substantial operating losses unless and until product sales and royalty payments generate sufficient revenues to fund continuing operations. As a result, investors might never recoup their investment or profit from their investment in our shares.

SINCE OUR SUCCESS IS DEPENDENT ON THE SUCCESSFUL COMPLETION OF CLINICAL TRIALS, REGULATORY APPROVAL AND INTRODUCTION OF OUR PRODUCTS INTO THE MARKET, AND SINCE WE HAVE COMPLETED NONE OF THE TASKS AT THIS TIME, WE DO NOT KNOW IF WE WILL BE ABLE TO COMPLETE THEM.


The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process, and the inability to establish on favorable terms the collaborative partnerships that we plan to use for the completion of our clinical trials and the marketing and manufacturing of our product candidates. We might not be able to complete the clinical trials involving MAHDL-01, to make the necessary regulatory submissions, or to gain regulatory approvals necessary for marketing our products. Our failure to achieve these objectives will mean that investors will not be able to recoup their investment or to receive a profit on their investment.

WE WILL CONTINUE TO REQUIRE SUBSTANTIAL ADDITIONAL FUNDS FOR FURTHER RESEARCH AND DEVELOPMENT, PLANNED CLINICAL TRIALS AND REGULATORY APPROVALS. WE MIGHT NOT BE ABLE TO OBTAIN ADDITIONAL FUNDING ON ACCEPTABLE TERMS, IF AT ALL. WITHOUT ADDITIONAL FUNDING, WE WILL FAIL.


From the date of incorporation to June 30, 2006, our negative working capital is $293,263. We will require substantial additional funds for further research and development, the conduct of our Phase I/II clinical trials for MAHDL-01 and regulatory approvals. Our planned cash requirements may vary materially in response to a number of factors, including research and development on our products, the progress of our Phase I/II clinical trials and the results of those trials, changes in any aspect of the regulatory process, and delays in obtaining regulatory approvals. We may seek further funding through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies or from other sources. Further equity financings may substantially dilute shareholders' investment in our shares. If we cannot obtain the required additional funding, then investors will not be able to recoup their investment or to profit from their investment.


SINCE WE RELY SUBSTANTIALLY ON OUR ABILITY TO PATENT OUR INTELLECTUAL PROPERTY OR MAINTAIN OUR PROPRIETARY INFORMATION AS TRADE SECRETS IN DEVELOPING OUR PRODUCTS, OUR SUCCESS WILL DEPEND ON OUR ABILITY TO OBTAIN PATENTS, MAINTAIN TRADE SECRET PROTECTION AND OPERATE WITHOUT INFRINGING ON THE PROPRIETARY RIGHTS OF THIRD PARTIES OR PREVENTING THIRD PARTIES FROM CIRCUMVENTING OUR RIGHTS. AS DESCRIBED BELOW, THERE IS CONSIDERABLE UNCERTAINTY ABOUT OUR INTELLECTUAL PROPERTY RIGHTS. IF WE ARE UNSUCCESSFUL IN ESTABLISHING THE VALIDITY OF OUR INTELLECTUAL PROPERTY RIGHTS, WE WILL LIKELY FAIL AS A COMPANY AND OUR SECURITIES WILL BE WORTHLESS.

We have secured a U.S. patent in a version of MAHDL-01 known as Drug Formulation
1. Such patent will expire in 2013. In March 2005, we filed a U.S. patent application for another version of MAHDL-01, and such application is still pending. We also plan to file foreign patent applications. These steps we have taken and will continue to take to protect our intellectual property may not prevent the misappropriation of our proprietary information and technologies. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. We are uncertain whether:

      o any of our patent applications will result in the issuance of patents;

      o     we will develop additional proprietary products that are patentable;

      o the patent already issued to us will provide us with any competitive advantages;

      o we will be challenged by third parties on the validity of our patents;

      o     the patents of others will impede our ability to do business;

      o     third parties will be able to circumvent our patents;

      o third parties will independently develop similar products that will not infringe our products;

      o third parties will duplicate any of our products not covered by a patent; or

      o     third parties will design around our patents.

Since patent applications in the United States are maintained in secrecy until the patent is issued or foreign counterparts, if any, published and, since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we do not know if there are currently pending applications that would result in issued patents that would interfere with MAHDL-01. Moreover, we might have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, even if the eventual outcome is favorable to us.

Much of our know-how and technology might not be patentable. To protect our rights, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. However, these agreements might not provide meaningful protection for trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.


WE INTEND TO ENTER INTO VARIOUS ARRANGEMENTS WITH CORPORATE AND ACADEMIC COLLABORATORS, LICENSORS, LICENSEES AND OTHERS FOR THE RESEARCH, DEVELOPMENT, CLINICAL TESTING, MANUFACTURING, MARKETING AND COMMERCIALIZATION OF MAHDL-01 AND MAZAL WILL SUFFER FINANCIALLY IF SUCH THIRD PARTIES DO NOT FULFILL THEIR CONTRACTUAL OBLIGATIONS.


We intend to enter into agreements to develop and commercialize MAHDL-01. We might not be able to establish collaborations on favorable terms, if at all, or that future collaborative arrangements will be successful. In addition, third party arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us.


These third party arrangements may place responsibility on these third parties to conduct Phase III clinical trials, to prepare and submit applications for regulatory approval, or to market, sell and support product commercialization. These third parties might not fulfill their obligations in a manner which maximizes our revenues. These arrangements may also require us to transfer certain material rights or issue equity securities to corporate investors, licensees and others. If we license or sublicense our commercial rights to others we might realize reduced product revenue compared to our direct commercial exploitation. Moreover, we might not derive any revenue or profit from these arrangements.

We have no direct experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize pharmaceutical products.

We have no direct experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize pharmaceutical products. If we develop products eligible for commercial sales, we intend to rely on third parties such as licensees, collaborators, joint venture partners or independent distributors to market and sell these products. We might not be able to obtain access to a marketing and sales force with sufficient technical expertise and distribution capability. We also will not be able to control the resources and effort that a third party will devote to marketing our product candidates. If we are unable to develop and maintain relationships with third parties with the necessary marketing and sales force, we may fail to gain market acceptance of our product candidates, and our revenues could be impaired.

Our key personnel would be difficult to replace.

We believe that our success will depend on the continued employment of our senior management team and technical personnel. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business would suffer.


RISKS RELATED TO OUR INDUSTRY

BECAUSE THE MANUFACTURE AND MARKETING OF HUMAN PHARMACEUTICAL PRODUCTS REQUIRES THE APPROVAL OF THE FOOD AND DRUG ADMINISTRATION IN THE UNITED STATES AND SIMILAR AGENCIES IN OTHER COUNTRIES, AND SINCE WE DO NOT YET HAVE SUCH APPROVAL, SHAREHOLDERS ARE AT RISK THAT WE WILL BE UNABLE TO SUCCESSFULLY DEVELOP AND MARKET OUR PRODUCTS. WE HAVE NOT YET ESTABLISHED THAT OUR PRODUCTS WILL BE SAFE AND EFFECTIVE THROUGH CLINICAL TRIALS.

The manufacture and marketing of human pharmaceutical products in the United States and other countries require the approval from the United States Food and Drug Administration and other similar foreign regulatory agencies. The process that our pharmaceutical product candidates must undergo to obtain these approvals includes preclinical testing and clinical trials to demonstrate safety and efficacy. For example, we are about to commence Phase I/II clinical trials for MAHDL-01. Such process is expensive and time consuming. Investors are at risk that we will be unable to successfully develop future products, prove safety and effectiveness in clinical trials, or receive applicable regulatory approvals.

REGULATORY AUTHORITIES HAVE THE POWER TO WITHDRAW A PREVIOUSLY APPROVED PRODUCT FROM THE MARKET UPON A CHANGE IN REGULATIONS OR UPON RECEIPT OF NEWLY DISCOVERED INFORMATION AND/OR REQUIRE ADDITIONAL, AND POTENTIALLY EXPENSIVE, ADDITIONAL TESTING. SINCE WE HAVE NO HISTORY WITH OUR PRODUCTS, WE MIGHT FACE SUCH NEWLY DISCOVERED INFORMATION THAT COMES TO LIGHT AFTER INITIAL APPROVAL OF OUR PRODUCTS.

Unanticipated changes in existing regulations or the adoption of new regulations could adversely affect the development, manufacture and marketing of our products. Since we have no operating history, ongoing government regulation could cause unexpected delays and adversely impact our business in areas where our inexperience might lead to failure in complying with applicable requirements. Such failure to comply might also result in criminal prosecution, civil penalties, recall or seizure of products, or partial or total suspension of production. Any of these penalties could delay or prevent the promotion, marketing or sale of our products. Furthermore, the laws, regulations, policies or current administrative practices of any governmental body, organization or regulatory agency in the United States or any other jurisdiction, might be changed, or applied or interpreted in a manner which will fundamentally alter the ability of us or our collaborative partners to develop, operate, export or market the products or services which we may provide. We do not have lobbying or other resources to affect the course of such changes. If such future changes have an adverse impact on our products or their manufacture and marketing, the likelihood of our success could be damaged.

IF OUR COMPETITORS SUCCEED IN DEVELOPING COMPETING PRODUCTS EARLIER THAN WE DO, IN OBTAINING REGULATORY APPROVALS FOR SUCH PRODUCTS MORE RAPIDLY THAN WE DO, OR IN DEVELOPING PRODUCTS THAT ARE MORE EFFECTIVE OR LESS EXPENSIVE THAN THE PRODUCTS WE DEVELOP, WE WILL HAVE DIFFICULTY COMPETING WITH THEM.

Since our competitors keep this type of information confidential, we do not know where they stand in developing competing products. As a result, we might be using our resources to develop products that will face such competition from our competitors and our products might not be successful in the marketplace. Our future success depends on our ability to timely identify new market trends and develop, introduce and support new and enhanced products on a successful and timely basis. We might not be successful in developing or introducing to the market our products. If we fail to develop and deploy new products on a successful and timely basis, we will be non-competitive and unable to recoup the research and development and other expenses we incur to develop and test new product candidates.


EVEN IF MAHDL-01 IS APPROVED FOR SALE BY THE REGULATORY AUTHORITIES, WE HAVE NOT YET DEMONSTRATED THAT WE WILL BE ABLE TO SELL THE PRODUCT AND THE PRODUCT MIGHT NOT GAIN MARKET ACCEPTANCE AMONG PHYSICIANS, PATIENTS, HEALTHCARE PAYERS AND THE MEDICAL COMMUNITY.


The degree of market acceptance will depend on a number of factors, including:

      o     demonstration of the clinical efficacy and safety of each product;

      o     cost-effectiveness;

      o     potential advantage over alternative treatment methods;

      o the effectiveness of marketing and distribution support for each product; and

      o     reimbursement policies of government and third party payers.

If our product candidates do not achieve significant market acceptance, our business and financial condition will be materially adversely affected.

OUR SUCCESS MAY DEPEND IN PART ON THE EXTENT TO WHICH REIMBURSEMENT FOR THE COST OF OUR PRODUCTS WILL BE AVAILABLE FROM GOVERNMENT HEALTH ADMINISTRATION AUTHORITIES, PRIVATE HEALTH COVERAGE INSURERS AND OTHER ORGANIZATIONS, SINCE POTENTIAL CUSTOMERS MIGHT NOT USE OUR PRODUCTS IF SUCH REIMBURSEMENT IS NOT AVAILABLE.

At the present time, we have not established that such governmental authorities or non-governmental providers will reimburse physicians and patients for the use of our products. Recently, the prices of medical products and services have increasingly been examined and challenged by third parties and consumers of such products and services. We anticipate that new federal or state legislation will be proposed to attempt to provide broader and better health care and to manage and contain costs. Since we have not yet established reimbursement coverage, we face significant uncertainty as to the reimbursement status of newly approved health-care products and whether third party reimbursement will be available at price levels sufficient for us to realize our desired returns.

SINCE WE WILL BE ADMINISTERING OUR PRODUCTS IN HUMAN CLINICAL TRIALS AND THEREAFTER TO PATIENTS, WE WILL BE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS WHICH ARE INHERENT IN THE TESTING, MANUFACTURING, MARKETING AND SALE OF THERAPEUTIC PRODUCTS AND THE PURCHASE OF LIABILITY INSURANCE IS EXPENSIVE AND DIFFICULT TO OBTAIN.


Our clinical studies will include trials on humans. For example, the Phase I/II trials create a risk of liability for serious side effects to participants resulting from an adverse reaction to the products being tested or resulting from negligence or misconduct and the associated adverse publicity. We manage our liability risks by trying to follow proper protocols and through product liability insurance. We intend to purchase liability insurance for clinical trials at the time we begin such trials. Such insurance is expensive and difficult to obtain. In the future, insurance coverage might not be available to us on acceptable terms, if at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims we might not be able to commercialize our products. If we face a future product liability claim or a product withdrawal, we will suffer a material adverse effect on our financial condition.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4 to 12, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

                                  THE OFFERING

We are offering for sale to the public up to 10,000,000 shares of common stock at $0.45 per share. We will offer the shares directly to the public through our Chief Financial Officer, Mr. Simcha Edell. Mr. Edell will not receive any commissions in connection with the offer and sale of the shares by us under this prospectus.

We also are registering for resale by certain of our selling security holders up to 7,295,996 shares of common stock comprised of the following: (a) up to 6,295,996 shares of our common stock that were issued in various transactions exempt from registration under the Securities Act of 1933 and (b) up to 1,000,000 shares of our common stock which may be issued upon exercise of certain warrants that were issued in a transaction exempt from registration. The selling security holders may sell their common shares from time to time at prevailing market prices at the time of sale.

                                 USE OF PROCEEDS


The offering by Mazal has a minimum offering amount of $1,500,000. The net proceeds available to us from the sale of the shares in this offering are estimated to be approximately $4,425,000 if the maximum offering is sold, after deducting offering expenses (estimated to be $75,000). We will not receive any of the proceeds from the sale of the common shares to be sold from time to time by the selling security holders. However, we will receive gross proceeds of up to $500,000 from the exercise of the warrants if and to the extent that any of the warrants are exercised. Depending on the timing of such proceeds, and the amounts received from this offering, such proceeds will be used for general working capital purposes.

We plan to use the net proceeds that we receive from the sale of our shares to the public at various funding levels as percentages of the maximum offering for the following purposes as outlined below:



PERCENT OF NET PROCEEDS RECEIVED (1)



                                         33% (3)     66% (4)    100% (5)
                                       ---------   ---------   ---------
                                       $           $           $      --
Phase I/II clinical trials (2)           950,000   2,000,000   2,350,000
Research and development costs                 0     125,000     275,000
Professional services fees                50,000     100,000     150,000
Working capital (6)                      425,000     700,000     900,000
Reserve for new business Acquisitions          0           0     750,000
Offering expenses                         75,000      75,000      75,000
                                       ---------   ---------   ---------
  TOTAL                                1,500,000   3.000,000   4,500,000
                                       =========   =========   =========



(1) This table includes estimated offering expenses of $75,000.

(2) Depending upon the success, if any, of our offering, (i) if we raise at least $1.5M a majority of the funds that we raise will be utilized to finance the main segment of the Phase I/II clinical trials of MAHDL-01; in order to perform the trials after reaching the first funding level of $1.5M, Mazal will only conduct two of the four arms in order to provide the minimal amount of statistically significant data necessary in order to continue the FDA approval process to Phase III; If we raise $3.0M, $2.0M of such amount will be utilized to finance the full four arm clinical study that Mazal intends to conduct. If we raise $4.5M, an additional $350,000 will be utilized in order to finance the use of a first tier CRO for their full four arm clinical study.

(3) The remaining amount of $550,000 not used for the clinical studies described in footnote (2) will be utilized to maintain our general existence, pay offering expenses and comply with our public reporting obligations.

(4) The remaining $1M not used for the clinical studies at this stage will be utilized to undertake research and development work and maintain our general existence and comply with its public reporting obligations.

(5) The remaining $2.15M not used for the clinical studies at this stage will be utilized to undertake research and development work and maintain our general existence and comply with its public reporting obligations and to reserve funds for any potential new business acquisitions.

(6) The following is the intended breakdown of the working capital, at three different funding levels:



WORKING CAPITAL           33%        67%        100%
---------------------   --------   --------   --------
Current liabilities     $100,000   $200,000   $200,000
salaries and related    $250,000   $300,000   $360,000
Rental/utilities        $ 35,000   $ 35,000   $ 40,000
Travel & IR             $ 20,000   $ 65,000   $100,000
G&A, Misc.              $ 20,000   $100,000   $200,000
Total working capital   $425,000   $700,000   $900,000


                         DETERMINATION OF OFFERING PRICE

The offering price for the common stock to be sold in this offering has been determined by our management. The price bears no relation to current income, revenue or other objective financial data. The factors used by our management to determine the offering price include the market potential for our products and the growing potential of foreign markets for our products.

                            SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the shares of common stock held by them and the common stock issuable to them upon exercise of the warrants. Because the selling security holders may offer all or only some portion of the 7,295,996 common shares to be registered, no estimate can be given as to the amount or percentage of these common shares that will be held by the selling security holders upon termination of the offering.


The following table sets forth certain information regarding the beneficial ownership of common shares by the selling security holders as of August 27, 2006, and the number of common shares currently being registered. The number of shares in the table represents the number of common shares being registered by the selling security holder. To our knowledge none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.

None of the selling security holders has any position, office or material relationship with us, except for James B. Wiegand, who was our President and a director from February 2003 until June 6, 2005, Sam Berkowitz, who is our Secretary, Mechael Kanovsky, who is our Chief Executive Officer and a director, Simcha Edell who is our Chief Financial Officer, Chaim Lieberman and David Lieberman who are employees of Mazal. Except as otherwise, indicated, all securities are owned directly.


---------------------------------------------------------------------------------------------------
                                            NUMBER OF
                                            SHARES
                                            ISSUABLE     COMMON        COMMON
                                            UPON         SHARES        SHARES
                                            EXERCISE     BEING         BENEFICIALLY    PERCENTAGE
                       COMMON SHARES        OF ALL       OFFERED       OWNED           OF CLASS
NAME OF SELLING        BENEFICIALLY OWNED   OF THE       IN THE        AFTER           OWNED AFTER
SECURITY HOLDER        BEFORE OFFERING (1)  WARRANTS     OFFERING (1)  OFFERING (1)    OFFERING (2)
---------------------------------------------------------------------------------------------------
Malcolm Jennings       2,355,444            0            1,835,444     520,000         1.3
---------------------------------------------------------------------------------------------------
Leonard Cohen          120,000              0            120,000       0               0
---------------------------------------------------------------------------------------------------
Debbie Gushlak         100,000              0            50,000        50,000          0.1
---------------------------------------------------------------------------------------------------
Ronnie Yacov           250,000              0            60,000        190,000         0.5
---------------------------------------------------------------------------------------------------
James B. Wiegand       625,000              0            50,000        575,000         1.4
---------------------------------------------------------------------------------------------------
Max Gould              625,000              0            50,000        575,000         1.4
---------------------------------------------------------------------------------------------------
Corporate Management
Services(8)            250,000                           25,000        225,000         0.6
---------------------------------------------------------------------------------------------------
Chaim Lieberman        2,300,000(3)         0            1,000,000     1,300,000       3.3
---------------------------------------------------------------------------------------------------
David Lieberman        1,800,000(4)         0            50,000        1,750,000       4.4
---------------------------------------------------------------------------------------------------
Sam Berkowitz          1,800,000(5)         0            50,000        1,750,000       4.4
---------------------------------------------------------------------------------------------------
Mechael Kanovsky       800,000(6)           0            50,000        750,000         1.9
---------------------------------------------------------------------------------------------------
Luc Verelst (7)        1,625,000            1,000,000    2,625,000     0               0
---------------------------------------------------------------------------------------------------
Simcha Edell (9)       75,000               0            75,000        0               0
---------------------------------------------------------------------------------------------------
Chris Birts (10)       302,104                           302,104       0               0
---------------------------------------------------------------------------------------------------
Rene Brezinger (10)    80,000               0            80,000        0               0
---------------------------------------------------------------------------------------------------
Ray Dirks (10)         20,000               0            20,000        0               0
---------------------------------------------------------------------------------------------------
CEDE (11)              199,5000             0            0             0               0
---------------------------------------------------------------------------------------------------
Louk Jongen (10)       80,000               0            80,000        0               0
---------------------------------------------------------------------------------------------------
Lanier Inc (10)        100,000              0            100,000       0               0
---------------------------------------------------------------------------------------------------
Bernie Meier (10)      80,000               0            80,000        0               0
---------------------------------------------------------------------------------------------------
Peter Mullen (10)      88,420                            88,420        0               0
---------------------------------------------------------------------------------------------------
Richard Robbins (10)   40,000               0            40,000        0               0
---------------------------------------------------------------------------------------------------
Nicholas Wace (10)     125,528              0            125,528       0               0
---------------------------------------------------------------------------------------------------

(1) The number of common shares listed as beneficially owned by such selling security holder represents the number of common shares owned as of August 27, 2006. Assumes all of the common shares registered by the selling stockholders in this prospectus are sold by the selling stockholders.

(2) Based on 39,975,000 shares of common stock outstanding as of August 27, 2006.


(3) Chaim J. Lieberman received 2,300,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal.

(4) David Lieberman received 1,800,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal.

(5) Mr. Berkowitz, our Secretary, received 1,800,000 shares of our common stock pursuant to the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Berkowitz, Mazal, and our subsidiary, the Delaware Mazal, as compensation for his services rendered to the Delaware Mazal.

(6) Dr. Mechael Kanovsky, our Chief Executive Officer and a director, received 800,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Dr. Kanovsky, us and the Delaware Mazal.

(7) Mr. Luc Verelest received 1,200,000 shares of our common stock and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.50 in consideration for $300,000.

(8) George Andrews and Joan Andrews are the beneficial owners of Corporate Management Services.

(9) Simcha Edell, our Chief Financial Officer, received 75,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement with Delaware Mazal, dated November 9, 2005.

(10) These shares were transferred to the selling stockholder by Malcolm
Jennings.


(11) These shares were transferred to the selling stockholder by FirstSouthwest.

We may require the selling security holders to suspend the sales of the securities registered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

                              PLAN OF DISTRIBUTION

CURRENT MARKET FOR OUR SHARES

Our shares are currently traded on the Pink Sheets under the Symbol: MZPP.PK and are subject to the penny stock rules. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.


We have filed a Form 15c211 for the purpose of listing our shares on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers. We can provide no assurances that our shares will be listed on the OTC Bulletin Board. Irrespective of whether our shares are traded on the OTC Bulleting Board a purchaser of our shares may not be able resell our shares, and our shares will remain subject to the penny stock rules.

The offering by Mazal will be Sold by Our Chief Financial Officer.


We are offering up to a total of 10,000,000 shares of common stock as a self-undertaken offering. The offering price is $0.45 per share.


Until a minimum of $1,500,000 is raised by us by selling our common stock offered in this prospectus, all payments for shares will be deposited into an escrow account at Bank Hapoalim, New York. If $1,500,000 is not raised in this offering by us by selling our common stock offered, all payments deposited in the escrow account will be promptly refunded in full, without interest and without any deduction for expenses. If $1,500,000 is raised by us by selling our common stock offered in this offering, all funds held in escrow will be released to us and we will continue to sell shares up to the maximum amount of 10,000,000 shares.

The offering by us of our common stock will be for a period of 180 business days from the effective date and we have the right to terminate the offering of our common stock by us at any time, even before we have sold the 10,000,000 shares. There are no specific events which might trigger our decision to terminate the offering.

We cannot assure you that all or any of the shares offered by us under this prospectus will be sold. No one has committed to purchase any of the shares offered. Therefore, we may only sell a nominal amount of shares and receive minimal proceeds from the offering. We reserve the right to withdraw or cancel this offering by us and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned by us to the subscriber, without interest or deductions.

After the minimum offering is met, the funds deposited in the escrow account will be transferred into an account maintained by us and be immediately available to us. After the minimum offering is met and the funds are transferred from the escrow account to our account there are no investor protections for the return of subscription funds.

Once we receive the purchase price for the shares from the escrow account our transfer agent shall issue certificates for shares purchased from us pursuant to this registration statement.


We will sell the shares in this offering through our Chief Financial Officer, Mr. Simcha Edell. Mr. Edell will receive no commission from the sale of Mazal shares by us nor will he register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Our chief financial officer satisfies the requirements of Rule 3(a)4-1 in that:

      1. He is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

      2. He is not being paid commissions or other remuneration based either directly or indirectly on transactions in securities; and

      3. He is not, at the time of his participation, an associated person of a broker- dealer; and

      4. Mr. Edell meets the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that he (A) primarily performs, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs
            (a)(4)(i) or (a)(4)(iii).


As long as we satisfy all of these conditions, we are comfortable that we will be able to satisfy the requirements of Rule 3a4-1 of the Exchange Act notwithstanding that a portion of the proceeds from this offering will be used to pay out our current liabilities including the payment of accrued salaries to our Chief Financial Officer.


As our Chief Financial Officer will sell the shares being offered pursuant to this offering, Regulation M prohibits the company and its officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.

We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.


We intend to pay accrued officer and director salaries as offering proceeds are raised. The use of proceeds to pay accrued salaries will not be linked in any way to Chief Financial Officer success or failure in selling securities.


OFFERING PERIOD AND EXPIRATION DATE


This offering will commence on the effective date of this prospectus, as determined by the Securities and Exchange Commission and continue for a period of 180 business days.


Procedures for Subscribing


If you decide to subscribe for any shares in this offering, you must deliver a check or certified funds for acceptance or rejection. There are no minimum share purchase requirements for individual investors. All checks for subscriptions must be made payable to "Mazal Plant Pharmaceuticals, Inc." All amounts received shall be held in escrow until $1,500,000 shall be deposited into the escrow account thereafter all funds provided as subscriptions will be immediately deposited into our account and be available.

RIGHT TO REJECT SUBSCRIPTIONS


We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be conditionally accepted or rejected within 48 hours of our having received them. Such acceptance shall be conditioned upon our raising a minimum amount of $1,500,000.


SELLING STOCKHOLDERS DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the common shares on any market upon which the common shares may be listed or quoted (currently the Pink Sheets). Such sales may be at prevailing market prices at the time of sale. The common shares being registered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods:

      (a) an exchange distribution in accordance with the rules of the applicable exchange;

      (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      (c) privately negotiated transactions;

      (d) market sales (both long and short to the extent permitted under the federal securities laws);
      (e) at the market to or through market makers or into an existing market for the shares; and

      (f) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise).

In the event of the transfer by any of the selling security holders of its warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting resales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the common shares at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge common shares pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged common shares from time to time. Upon a sale of the common shares, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event any of the selling security holders defaults under any customer agreement with brokers.


To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of common shares involved, the price at which the common shares is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers.


We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common shares.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the common shares will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

BLUE SKY RESTRICTIONS ON RESALE

When a selling security holder wants to sell common shares under this registration statement, the selling security holders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a selling security holder will be able to advise a selling security holder which states our common shares is exempt from registration with that state for secondary sales.

Any person who purchases common shares from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.
When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

ADDITIONAL SEC AND NASD RESTRICTIONS

Because the market price of our common stock is less than $5.00 per share, our common stock is classified as a "penny stock." SEC Rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of shares of our common stock to resell the shares. As a result of the difficulty in selling our shares, investors may not be able to liquidate their shareholdings in our company as quickly as they might otherwise be able to do in more conventionally traded securities and therefore you may lose all or a significant portion of your investment in our company.

In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock

PENNY STOCK REGULATIONS

You should note that our common shares are a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common shares.

                               LEGAL PROCEEDINGS

There is no litigation or regulatory proceeding pending or threatened by or against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors, executive officers and other significant employees, their ages, positions held and duration each person has held that position, are as follows:

NAME                      POSITION                                       AGE

Dr. Mechael Kanovsky      Chief Executive Officer and Director           43



Simcha Edell              Chief Financial Officer                        51

Chaim J. Lieberman        Significant Employee                           45

David Lieberman           Significant Employee                           43

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he was employed.
DR. MECHAEL KANOVSKY has served as our Chief Executive Officer and Director since June 6, 2005. Since December 2004, he also has served as the part time President and director of Amazon Biotech, Inc. a development stage company that develops and markets pharmaceuticals for the HIV/ AIDS market. He obtained his Ph.D. in Molecular Biology from Mount Sinai School of Medicine, New York. Dr. Kanovsky worked as a research scientist with the Department of Pathology at the Brooklyn VA Hospital and at State University of New York from 1999 until August 2002. Dr. Kanovsky worked as a senior cancer researcher in the biotech industry for Gene Vectors Technologies, Israel from January 2003 until November 2003. From January 2004 until November 2004, Dr. Kanovsky was a consultant for Marantech Corp., a company in the business of researching, developing and exploiting technological applications for various electron-jumping compounds. He assisted Marantech in developing a cancer screening test.



MR. SIMCHA EDELL has been at Mazal from July 2005, and presently functions as CFO. He is also serves as the part time CFO of Amazon Biotech, Inc. a development stage company that develops and markets pharmaceuticals for the HIV/ AIDS market. From July 2003 until March 2005 he was CEO of Advanced Combat Systems Ltd., an Israeli company developing homeland security products. He was head of finance and business development in SightLine Technologies Inc., an Israeli firm developing medical devices, from January 2001 to April 2003 Inc. He obtained his B.Comm from the University of Toronto, and his MBA from York University.


Mr. Chaim J. Lieberman has been an employee at Mazal from December 2004 to present and he is also the part time employee of Amazon Biotech, Inc. a development stage company that develops and markets pharmaceuticals for the HIV/ AIDS market. For the previous five years Mr. Lieberman served as a whole plants pharmaceutical consultant to Advanced Plant Pharmaceuticals, Inc., a Delaware corporation which developed and sells nutritional supplements.. His position at Mazal is head of business development.


MR. DAVID LIEBERMAN has been an employee at Mazal from December 2004 to present. For the previous five years Mr. Lieberman was the president of Advanced Plant Pharmaceuticals, Inc., a Delaware corporation which developed and sells nutritional supplements.

Until the change in control of Mazal on June 6, 2005, our sole director and officer was James B. Wiegand. Mr. Wiegand resigned as a result of our change in control, not because of any disagreement with us.

Each director and executive officer holds office until the next annual meeting of shareholders or until his successor has been duly elected and qualified. There are no family relationships among the persons described below.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table lists, as of August 27, 2006, the number of shares of our common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 39, 975,000 shares of common stock which we have authorized for issuance. Unless otherwise indicated, the business address of each such person is c/o Mazal Plant Pharmaceuticals, Inc., 43 West 33rd Street, New York, NY 10001.



------------------------------------------------------------------------------------------------
OFFICERS, DIRECTORS                                   NUMBER                       BENEFICIAL
AND 5% STOCKHOLDERS                                   OF SHARES                    OWNERSHIP (%)
------------------------------------------------------------------------------------------------
Advanced Plant Pharmaceuticals, Inc.                  20,000,000(1)*               50.0%
------------------------------------------------------------------------------------------------
Malcolm Jennings                                      2,355,444 (6)                5.9%
------------------------------------------------------------------------------------------------
Sam Berkowitz                                         1,800,000(2)*                4.5%
------------------------------------------------------------------------------------------------
Mechael Kanovksy                                      800,000(3)*                  2.0%
------------------------------------------------------------------------------------------------
Chaim J. Lieberman                                    2,300,000(4)*                5.8%
------------------------------------------------------------------------------------------------
David Lieberman                                       1,800,000(5)*                4.5%
------------------------------------------------------------------------------------------------
Simcha Edell                                          75,000 (7)*                  0.2%
------------------------------------------------------------------------------------------------
All directors and executive officers                  2,675,000*                   6.7%
 as a group (3 persons)
------------------------------------------------------------------------------------------------



(1) Pursuant to the Share Exchange Agreement, dated June 6, 2005, among Mazal, Advanced Plant Pharmaceuticals, Inc., and James Wiegand, Advanced Plant Pharmaceuticals, Inc. received a total of 20,000,000 shares of our common stock as consideration for its sale to us of its 7,000,000 shares of Mazal Plant Pharmaceuticals, Inc. The sole director of Advanced Plant Pharmaceuticals, Inc. is David Lieberman, and the beneficial owners of the shares held by Advanced Plant Pharmaceuticals, Inc. are Ezriel Silberberg, David Lieberman and Chaim J. Lieberman.

(2) Mr. Berkowitz received 1,800,000 shares of our common stock pursuant to the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Berkowitz, Mazal, and our subsidiary, the Delaware Mazal, as compensation for his services rendered to the Delaware Mazal.

(3) Dr. Kanovsky received shares of our common stock pursuant to the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Dr. Kanovsky, us, and our subsidiary, the Delaware Mazal. Pursuant to such employment agreement, Dr. Kanovsky is employed by the Delaware Mazal and received a total of 600,000 shares of our common stock. On December 19th, 2006, our Board of Directors issued an additional 100,000 shares of our common stock to Dr. Kanovsky as a performance bonus. On January 25th, 2006, our Board of Directors issued an additional 100,000 shares of our common stock to Dr. Kanovsky as a performance bonus in consideration for the acceptance of the IND by the FDA.

(4) Chaim J. Lieberman received 2,300,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal. Pursuant to such employment agreement, Mr. Lieberman is also entitled to receive 500,000 shares of our common stock each additional time that the Delaware Mazal receives an IND and 100,000 shares of our common stock each time that the Delaware Mazal receives a patent.

(5) David Lieberman received 1,800,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal.

(6) Malcolm Jennings's address is 1 Regent Street, London SW1Y4NS UK.

(7) Mr. Edell received 75,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated November 9, 2005. Mr. Edell is entitled to an additional 75,000 shares of our common stock at the end of his first year of employment, as compensation for services rendered to Delaware Mazal. In addition, Mr. Edell is entitled to the issuance of additional 75,000 shares of our common stock upon our receipt of one million dollars in funding.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value and 1,000,000 shares of non-voting preferred stock, no par value. The following statements relating to the capital stock are summaries and do not purport to be complete.

COMMON STOCK


           Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, no par value, as of August 27, 2006, 39,975,000 shares have been issued. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Mazal, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.


      Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

PREFERRED STOCK

      Our Articles of Incorporation authorizes the issuance of 1,000,000 shares of non-voting preferred stock, no par value, of which no shares have been issued. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholder. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholder and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

      The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

WARRANTS


      On October 31, 2005, as part of a private placement transaction, we granted to Mr. Luc Verelst, one of our current investors, a warrant to purchase 1,000,000 unregistered shares of our common stock at $0.50 per share. This warrant is exercisable by Mr. Verelst until October 30, 2008. If Mr. Verelst's exercises the warrant we shall receive $500,000 in gross proceeds from the exercise of this warrant. Except for this warrant and certain commitments to issue additional shares of our common stock upon the achievement of certain milestones pursuant to the employment agreements of Chaim J. Lieberman, Dr. Kanovsky and Simcha Edell, there are no outstanding options, other warrants, or rights to purchase any of our securities.

If the warrants are exercised, we will receive $500,000. If the total net proceeds are raised by us pursuant to this registration statement ($4.5M), the proceeds from this warrant will be reserved by us for future operating expenses. If less than the total amount of the offering is raised by us, and depending on the timing of the exercise of the warrants by the warrant holder, this amount may be utilized as additional capital in order to conduct the Phase I/II clinical trials, or to fund further research & development and working capital.


DIVIDENDS

      We do not expect to pay dividends. Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

                                     EXPERTS


The validity of the common stock offered in this Offering was passed upon for us by _____________________. Our financial statements for the year ended December 31, 2005 for the period May 18, 2004 (inception) to December 31, 2004 and for the period May 18, 2004 (Inception) to December 31, 2005, appearing in this prospectus and this registration statement have been audited by Meyler & Company, LLC, independent auditors, as set forth in their report thereon, which contains an explanatory paragraph with respect to the uncertainty surrounding our ability to continue as a going concern, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common shares was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                          DISCLOSURE OF SEC POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers (and any person who acted at our request as an officer or director) shall be indemnified by us to the fullest extent authorized by the general corporate laws of Nevada, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf if:

      o     Such person acted in good faith with a view to our best interests;
            and

      o In the case of a monetary penalty in connection with a criminal or administrative action or proceeding, such person had reasonable grounds to believe that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS


From January 2005 to May 2005, Mazal rented office space in the home of Mr James
B. Wiegand for a total amount of $12,000.


On June 6, 2005, we became contractually obligated to exchange 20,000,000 shares of our common stock for 7,000,000 shares of Delaware Mazal with Advanced Plant Pharmaceuticals, Inc. pursuant to the Share Exchange Agreement, dated June 6, 2005. On July 6, 2005 we issued to Advanced Plant Pharmaceuticals, Inc. 10,500,000 of our common stock and on January 16, 2006 we issued to Advanced Plant Pharmaceuticals, Inc. the remaining amount of 9,500,000 shares of our common stock due pursuant to the Share Exchange Agreement, dated June 6, 2005.

On June 30, 2005, we issued to Malcolm Jennings 3,800,000 shares of our common stock in a private placement at $0.0658 per share realizing $250,000.


In January 2005 Advanced Plant Pharmaceuticals, Inc., our majority shareholder, subleased to us office space of approximately 2,500 square feet located at 43 West 33rd Street, New York, NY 10001 at a monthly rate of $750 pursuant for a one-year sublease. In January 2006, in connection with the monthly office lease assumed from APPI, we began charging $750 a month rent to Amazon Biotech, Inc. ("Amazon"). As of June 30, 2006, the amount due from Amazon was $4,500. Currently our monthly lease payment to LBJ Realtors is $2,156 which does not include electricity and other managerial services.


On January 25, 2006, we issued 100,000 shares of our common stock to Dr. Mechael Kanovsky as performance bonuses. Dr. Kanovsky is also entitled to receive an additional 100,000 shares of our common stock each time that the Delaware Mazal receives an IND or a patent for one of our products under development.

On August 1, 2005, we authorized the issuance of and issued thereafter 500,000 shares of our common stock to Chaim J. Lieberman in consideration for his services rendered to our subsidiary, Delaware Mazal, pursuant to an employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and Delaware Mazal.

On December 7, 2005 we authorized and on January 5, 2006 we issued to James B. Wiegand 500,000 shares of our common stock in consideration for the services he rendered to us regarding the merger during his appointment as our Chief Executive Officer from 2003 to June 6, 2005.

On December 7, 2005, we authorized and on January 5, 2006 we issued to Max Gould 500,000 shares of our common stock in consideration for his participation in the merger.


On December 15, 2005 we issued to Mr. Malcolm Jennings 149,500 shares of our common stock as a penalty for a late registration filing pursuant to the terms of a subscription agreement, dated May 19, 2005.


On December 19, 2005, Mr. Edell received 75,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated November 9, 2005. Mr. Edell is entitled to an additional 75,000 shares of our common stock at the end of his first year of employment, as compensation for services rendered to Delaware Mazal. In addition, Mr. Edell is entitled to the issuance of additional 75,000 shares of our common stock upon our receipt of one million dollars in funding.


On December 19, 2005, we issued to Malcolm Jennings 500,000 shares of our common stock for services rendered as a penalty for a late registration filing pursuant to the terms of a subscription agreement, dated May 19, 2005.

At December 31, 2004, the Delaware Mazal was indebted to Advanced Plant Pharmaceuticals, Inc. ("APPI") for $50,732 for the transfer of technology rights. In 2005, we made payments to APPI totaling $60,000 and paid expenses in the amount of $5,749 on behalf of APPI. We were also charged rent by APPI in the amount of $9,000. The balance due from APPI amounted to $6,267 at December 31, 2005. During the three months ended March 31, 2006, we paid expenses of $2,217 on behalf of APPI resulting in a balance due from APPI of $8,484 at March 31, 2006.


In April 2006, we issued to Mr. Malcolm Jennings 400,000 shares of our common stock in consideration for $100,000.

Other than as set forth above, none of the following parties has, during the last two years, had any material interest, direct or indirect, in any transaction with us or in any proposed transaction that has or will materially affect us:

      o     any of our directors or officers;

      o     any person proposed as a nominee for election as a director;

      o any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or

      o any relative or spouse of any of the foregoing persons who has the same house as such person.

                             DESCRIPTION OF BUSINESS


Our History


We were originally organized under the laws of the State of Colorado on April 9, 1998. Our only activity prior to June 6, 2005 had been attempts to locate and negotiate with a business entity for the merger of that target company into the predecessor of Mazal. Our operations consisted solely of seeking merger or acquisition candidates, and we had no business operations or revenues.


On June 6, 2005, we underwent a change in control and adopted the current focus of our business, which is the development, manufacture and supply of plant based pharmaceuticals. In December 2004 Delaware Mazal acquired from Advanced Plant Pharmaceutical Inc (APPI) a patent and the rights to manufacture and sell three compounds or compositions that were in the possession of APPI. However, APPI retained the right to sell APPI's cholesterol compositions (Lo-Chol) as an over-the-counter nutraceutical. We modified APPI's HDL elevating composition and on April 8, 2005 we submitted an initial new drug application to the FDA and on June 2, 2005 we received approval from the FDA to conduct a phase I/II study on this modified HDL raising composition. We have not started to work on the other two compositions for the treatment of leukemia or Alzheimers.

Mazal is dedicated to using whole plants in order to develop healthier natural pharmaceuticals for the treatment of human diseases. We are currently concentrating its human and financial resources on the development and testing of its HDL elevating drug MAHDL-01. When additional human and financial resources become available to Mazal, we will decide on our priorities in development of the other compositions.

As discussed above, on June 6, 2005, we acquired a majority interest in Delaware Mazal pursuant to the Share Exchange Agreement. On June 6, 2005, a majority of our common stock was acquired by Advanced Plant Pharmaceuticals, Inc., a Delaware corporation, pursuant to the Share Exchange Agreement among Advanced Plant Pharmaceuticals, Inc., Akid Corporation, and James B. Wiegand, who was one of our principals at the time. Pursuant to the Share Exchange Agreement, we agreed to issue to Advanced Plant Pharmaceuticals, Inc. 20,000,000 shares of our common stock which represented 94.21 % of our issued and outstanding common stock. In exchange, Advanced Plant Pharmaceuticals, Inc. transferred to us 7,000,000 shares of the common stock of Mazal Plant Pharmaceuticals, Inc., a Delaware corporation (the "Delaware Mazal"), which represented 69% of the issued and outstanding shares of the Delaware Mazal. For accounting purposes, such transaction is characterized as a reverse merger between the Delaware Mazal and us. Since such change in control, we, through Delaware Mazal, engage in the development, manufacture, and distribution of plant-based pharmaceutical drugs for the treatment of various human illnesses.

On November 9, 2005, we changed our state of incorporation from Colorado to Nevada by our merger with our wholly owned subsidiary, Mazal Plant Pharmaceuticals, Inc., a Nevada corporation. As a result of such merger, our name was changed to Mazal Plant Pharmaceuticals, Inc. in order to better reflect our business operations.


Principal Products and their Markets


Our lead drug candidate, MAHDL-01, is a drug designed to improve cholesterol levels in individuals with unbalanced cholesterol levels.

We are also considering developing plant-based drugs for the treatment of diabetes and Alzheimer's disease. Independent research published in the scientific literature has documented a link between low HDL levels and an increased incidence of diabetes including that an increase in HDL levels lowers the risk of diabetes. Based on such literature, we are considering conducting clinical studies with MAHDL-01 and with other versions of MAHDL-01 that are specifically designed to help combat diabetes. Our staff in Israel is still in the very early stages of combing the literature and choosing the plants that we would ultimately combine for such a drug. However, research into our drugs for diabetes is in its preliminary phases; further research depends on our capability in manpower and funding.

Mazal commenced initial contacts with nutraceutical companies and such companies have expressed an interest in purchasing "pharmaceutical grade" plants from individuals and entities which can provide them with such a product. Pharmaceutical grade plants are plants that are grown in controlled environments in such a way as to minimize the batch to batch variabilities in active ingredients among different batches of plants. Mazal has completed some preliminary feasibility talks with different experts in the field and concluded that when capital resources are available for this project we will consider developing the capabilities necessary to become a world supplier of pharmaceutical-grade medicinal plants for the neutraceutical, homeopathic, and plant pharmaceutical markets.

MAHDL-01 is a drug consisting of various combinations of herbs. In order to understand how MAHDL-01 works, it is important to understand that cholesterol levels can be improved by either directly lowering bloodstream levels of low-density lipoprotein, also known as "LDL" or "bad" cholesterol, or by raising bloodstream levels of high-density lipoprotein, also known as "HDL" or "good" cholesterol. HDL extracts cholesterol particles from the cholesterol deposits attached to arterial walls and transports them to the liver, where they are disposed of by the body. HDL also interferes with the accumulation of LDL cholesterol deposits on the arterial walls. The risk of atherosclerosis and heart attacks in both men and women is strongly related to HDL levels. High HDL levels are associated with a lower risk. The lowering of levels of triglycerides in the bloodstream also has a positive effect on cholesterol levels. It is our hope that our MAHDL-01 drug balances cholesterol levels by improving the human body's metabolic processes that naturally improve cholesterol levels by both increasing HDL cholesterol levels and lowering triglyceride levels in the body.

There is a large potential market for a safe and effective treatment for elevated cholesterol levels. Cardiovascular diseases are among the leading causes of death worldwide, and high blood cholesterol (Hypercholesterolemia) is one of the major risk factors for heart disease. Elevated LDL cholesterol in the bloodstream collects on the walls of the arteries and causes the flow of blood to the heart to be blocked.

Distribution Methods of the Products

We are currently searching for opportunities to enter into a joint venture with a major pharmaceutical distribution company that already has the resources and capabilities required to distribute our products throughout the United States and internationally. Specifically, we are looking for a joint venturer who will provide the following services:

      o     Complete the development of MAHDL-01;

      o Submit the required documentation to the Food and Drug Administration and secure approval for MAHDL-01;

      o Support MAHDL-01 with pre-launch, launch and ongoing marketing and support activities commensurate with the sales potential; and

      o Dedicate and manage a sales force of sufficient numbers to maximize the international market potential for MAHDL-01

Such joint venturer can be either a branded pharmaceutical company (perhaps one with a drug whose patent rights are running out shortly) or, alternatively, one of the major pharmaceutical generic manufacturers looking for its own brand.

Initial Studies, IND, Phase I and Phase II clinical trials


An initial study was performed in Australia on Lo-Chol, a precursor to our MAHDL-01 drug formulation prior to the transfer of the compositions to Delaware Mazal by APPI. In that study 400 patients were divided into four arms: (a) low-fat diet arm; (b) Lo-Chol arm; (c) Lo-Chol + low fat diet arm; and (d) placebo. The results after 6 months were that those subjects who took Lo-Chol alone had an increase of almost 50% in their HDL ("good" cholesterol) levels and a decrease of over 35% in their triglyceride levels. Those taking Lo-Chol with a low-fat diet had a somewhat better outcome. Those on a low-fat diet alone had about a 10% decrease in their triglyceride levels and about a 15-20% increase in their HDL levels.

We have performed an initial toxicity study on laboratory rats. The laboratory rats were fed a high dose of the drug and no toxicity was seen, i.e. no rats died and all necroscopic studies came back normal.

Such initial studies have shown a promising trend on cholesterol levels without major side effects therefore we applied for an IND from the FDA to do a Phase I/II clinical trial to prove efficacy.

An IND filed with the FDA with respect to MAHDL-01 is presently effective. The IND for MAHDL-01 was submitted on April 8, 2005, and approved on June 2, 2005. MAHDL-01 has been approved by the FDA for Phase I/II clinical trials. The FDA made some comments and requests for additional information. These comments and requests do not have major implications for conducting the clinical trials.


The cost of conducting the Phase I/II trials is estimated to be between 1.0 and
1.6 million dollars. We are in negotiations with a number of CRO's and medical facilities and we cannot provide assurances as to the final cost of the Phase I/ II trials which will be known when we execute an agreement with a CRO. The currently planned study as approved in the IND is a Phase I/II study in 400 subjects. We are conducting quality control analysis of manufacturing suppliers and facilities. The Preclinical studies have not been conducted yet but may be later required by the FDA in line with the FDA's Guidance for Industry:
Botanical Drug Products (June 2004).


We estimate that the Phase I/II clinical trials will take one year from enrolment to analysis of all statistical data. The ingredients that make up MAHDL-01 are all from the GRAS (generally regarded as safe) list of the FDA. We are inquiring as to the cost of clinical trial insurance for a drug that is made up wholly of GRAS ingredients.

Mazal intends to conduct a combined Phase I/II study. This study will both test the safety of the drug (Phase I) and the efficacy of the drug (Phase II). The study is a Double blind, placebo and active controlled randomized, parallel group study to evaluate the safety and efficacy of MAHDL-01 alone and as an adjunct to statin therapy vs. placebo or statin therapy alone, in increasing HDL in subjects with hypoalphalipoproteinanemia who are maintaining a restrictive diet.

The study is a 4 arm, double blind, study. The four arms are as follows:

1. MAHDL + placebo
2. a statin + placebo
3. MAHDL + statin
4. placebo + placebo

Subjects will be enrolled in one of the above four arms and they will be taking twice daily the pills that they are given for a period of 18 weeks. During that time serum cholesterol levels and other indicators will be measured.

On November 17, 2005, we executed a Letter of Intent to enter into a possible joint venture with Punzi Medical Center ("PMC") in connection with the performance of the Phase I/II. In the event that Mazal completes Phase I/II in a successful manner, then the parties shall proceed to Phase III human clinical trials. The purpose of the joint venture is to obtain the FDA's approval to conduct human clinical trials of MAHDL-01 and to conduct those human clinical trials. Subject to the terms and conditions of the agreement, PMC will (a) fund all costs and expenses incurred in connection with the clinical trials, (b) make its facilities available for the conduct of the clinical trials, and (c) provide consulting services to the us with respect to the conduct of the clinical trials and their approval by the FDA. In consideration for the obligations of PMC, we will pay royalties equal to an agreed upon percentage of the net revenues generated by any sales of MAHDL-01 to PMC during an agreed upon time period following the FDA's final approval.

On July 31, 2006, we entered into an Interim Letter of Agreement with Dr. Veronica Motiram for a Phase I/II, double-blind, placebo and active controlled, randomized, parallel-group study to evaluate the safety and efficacy of MAHDL-01 alone and as an adjunct to statin therapy, versus placebo or statin therapy alone, in increasing HDL in subjects with hypoalphalipoproteinemia. The studies shall be conducted at the Neuro Psychiatric Center of the Palm Beaches, Boynton Beach, FLA. The agreement calls for a minimum number of subjects of ten and a maximum of four hundred. Dr. Veronica Motiram will receive $2,500 per subject who completes the study, where fifty percent (50%) will be paid in cash and the remaining fifty percent (50%) will be paid in shares of the Company's common stock.


Competition

Our product is designed to be a whole plant pharmaceutical attractive to the natural supplement marketplace. We are engaged in a rapidly changing field characterized by rapid technological change, new and improved product introductions, changes in regulatory requirements and evolving industry standards. Other products and therapies that will compete directly with the products that we are seeking to develop currently exist or are being developed. We expect competition from fully integrated pharmaceutical companies and more established companies to be intense and to increase. These companies have significantly greater financial resources and expertise in discovery and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than we do. Many of our competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for therapeutic products and clinical development and marketing. We have none of these resources. In addition, we will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, pricing and barriers from patent positions of larger companies. We do not have any experience in these areas at this time and therefore we are at a competitive disadvantage.

Currently, the most widely used drugs that reduce elevated LDL is a group of drugs known as Statins. Statins include atorvastatin (Lipitor), rosuvastatin (Crestor), simvastatin (Zocor), and pravastatin (Pravachol). However, we believe that we may have a competitive advantage over Statins because Statins have significant side effects, including abdominal pain, muscle inflammation and liver abnormalities. In addition, although these drugs lower LDL levels significantly, they do not appreciably affect HDL or triglyceride levels.

Many of the Statins are nearing the end of their patent protection and drug companies are scrambling to combine their statin drug with another drug in order to extend their patent protection. MAHDL can be a strong candidate, as it complements Statins by raising HDL levels while the Statins lower the LDL levels.

Niacin is the most widely used drug that is used for the purpose of raising HDL levels. However, up to 88% of patients experience flushing or hot flashes as a side effect of Niacin, and there are other side effects as well. Fibrates such as Lopid are successful in lowering triglycerides.

In addition, there are legions of natural dietary supplements sold as nutraceuticals that claim to lower cholesterol. These over-the-counter supplements range from fish oil (omega-3 fatty acids) to garlic, and from circumin (turmeric) and guggul (gum resin) to Chlorella (microalgae), cinnamon, calcium citrate, and pantethine (vitamin B-6), amongst others. The clinical effects of these dietary supplements are controversial, and for the most part are undocumented and unproven.

MAHDL-01 can be marketed as a whole plant medicine, and attract that part of the marketplace interested in natural plant substances.

Once MAHDL-01 has successfully passed Phase II clinical trials, we intend to form a strategic partnership for co-development and co-marketing with a major player in the market in order to maximize the sales opportunity for MAHDL-01. Specifically, we are looking for a partner who will help perform the following activities:

      o     Complete the development program;

      o Submit the required documentation to FDA and secure approval for the product;

      o Support the product with pre-launch, launch and ongoing marketing and support activities commensurate with the sales potential; and

      o Dedicate and manage a sales force of sufficient numbers to maximize the international market potential for MAHDL

Sources and Availability of Raw Materials; Names of Principal Suppliers


Active pharmaceutical ingredients and other materials and supplies that we use in our operations are generally available and purchased from many different foreign and domestic suppliers, including Mother Herbs, Schen Yang ParmUn and IndoWorld. For the period of the clinical trials, we plan to outsource farming to existing producers according to our specifications. There is no guarantee that we will have timely and sufficient access to a critical raw material or finished product. A prolonged interruption in the supply of a single-sourced active ingredient or finished product could cause our financial position and results of operations to be materially adversely affected.


MAHDL-01 is to be manufactured using qualified raw material suppliers, outsourced powder facilities and a formulation plant, all working in compliance with good manufacturing practices. We have not finalized these operations as we are in negotiations with a quality control consultant to qualify these facilities.


As research and development funding becomes available to us, we will consider working in consultation with experts to develop the capability to farm some of the plants we use as raw materials especially those with the more significant problems of standardization..


Intellectual Property


We own the pharmaceuticals rights to a U.S. patent known as Drug Formulation 1 patent number 5,707,631 filed on April 30, 1996. Such patent will expire in 2013. In July 2006, we filed a U.S. provisional patent application for an improved version of the Drug formulation 1, known as MAHDL-01, and such application is still pending. There can be no assurance that the pending patent application will result in issued patents, that patents, trademarks or trade names issued to us will not be challenged or circumvented by competitors, or that such patents, trademarks or trade names will be found to be valid or sufficiently broad to protect our proprietary technology or to provide us with a competitive advantage.


Governmental Regulation

Our product is subject to extensive governmental regulation, including the Federal Food, Drug, and Cosmetic Act, as amended, the Public Health Service Act, also as amended, as well as other federal, state, and local statutes and regulations. These laws, and similar laws outside the U.S., govern the clinical and non-clinical testing, manufacture, safety, effectiveness, approval, labeling, distribution, sale, import, export, storage, record keeping, reporting, advertising and promotion of our products, if approved. Violations of regulatory requirements at any stage may result in various adverse consequences, including regulatory delay in approving or refusal to approve a product, enforcement actions, including withdrawal of approval, labeling restrictions, seizure of products, fines, injunctions and/or civil or criminal penalties. Any product that we develop must receive all relevant regulatory approvals or clearances before it may be marketed.

The regulatory process, which includes extensive pre-clinical testing and clinical trials of each clinical candidate to study its safety and efficacy, is uncertain, takes many years and requires the expenditure of substantial resources. We cannot assure you that the clinical trials of our product candidates under development will demonstrate the safety and efficacy of those product candidates to the extent necessary to obtain regulatory approval.

FOOD AND DRUG ADMINISTRATION

Our product is subject to regulation by the Food and Drug Administration (the "FDA") and other authorities. The activities required by the FDA before a product such as MAHDL-01 may be marketed in the United States are generally performed in the following sequential steps:

      1. Pre-clinical testing. This includes laboratory testing of our products in animals to determine safety, efficacy and potential toxicity. Pre-clinical studies must be conducted by laboratories that comply with FDA regulations regarding good laboratory practice.

      2. Submission to the FDA of an IND. The results of pre-clinical studies, together with manufacturing information, analytical data and proposed clinical trial protocols, are submitted to the FDA as part of an IND, which must become effective before the clinical trials can begin. Once the IND is filed, the FDA has 30 days to review it. The IND will automatically become effective 30 days after the FDA receives it, unless the FDA indicates prior to the end of the 30-day period that the proposed protocol raises concerns that must be resolved to the FDA's satisfaction before the trials may proceed. If the FDA raises concerns, we may be unable to resolve the proposed protocol to the FDA's approval in a timely fashion, if at all.

      3. Completion of clinical trials. Human clinical trials are necessary to obtain approval for a new drug or biological product and typically involve a three-phase process. In Phase I, small clinical trials are generally conducted to determine the safety of the product. In Phase II, clinical trials are generally conducted to assess safety, acceptable dose, and gain preliminary evidence of the efficacy of the product. In Phase III, clinical trials are generally conducted to provide sufficient data for the statistically valid proof of safety and efficacy. Clinical trials must be conducted according to good clinical practices under protocols that detail the trial's objectives, inclusion and exclusion criteria, the parameters to be used to monitor safety and the efficacy criteria to be evaluated, and informed consent must be obtained from all study subjects. Each protocol must be submitted to the FDA as part of the IND. The FDA may impose a clinical hold on an ongoing clinical trial if, for example, safety concerns arise, in which case the study cannot recommence without FDA authorization under terms sanctioned by the agency. In addition, before a clinical trial can be initiated, each clinical site or hospital administering the product must have the protocol reviewed and approved by an independent institutional review board ("IRB"). The independent IRB will consider, among other things, ethical factors and the safety of human subjects. The independent IRB may require changes in a protocol, which may delay initiation or completion of a study. Phase I, Phase II or Phase III clinical trials may not be completed successfully within any specific period of time, if at all, with respect to any of our potential products. Furthermore, we, the FDA or an independent IRB may suspend a clinical trial at any time for various reasons, including a finding that the healthy individuals or the patients are being exposed to an unacceptable health risk.

      4. Submission to the FDA of a New Drug Application ("NDA"). After completion of clinical studies for a biological product, a New Drug Application ("NDA") is submitted to the FDA for product marketing approval. No action can be taken to market any new drug or biologic product in the United States until the FDA has approved an appropriate marketing application.

      5. FDA review and approval of the NDA before the product is commercially sold or shipped. The results of pre-clinical studies and clinical trials and manufacturing information are submitted to the FDA in the form of an NDA for approval of the manufacture, marketing and commercial shipment of the product. The FDA may take a number of actions after the NDA is filed, including but not limited to, denying the NDA if applicable regulatory criteria are not satisfied, requiring additional clinical testing or information; or requiring post-market testing and surveillance to monitor the safety or efficacy of the product. Adverse events that are reported after marketing approval can result in additional limitations being placed on the product's use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing approval, can result in product liability claims against us.

MEDICAID AND MEDICARE

Medicaid, Medicare and other reimbursement legislation or programs govern reimbursement levels and require all pharmaceutical manufacturers to rebate a percentage of their revenues arising from Medicaid-reimbursed drug sales to individual states.

ENVIRONMENT

We believe that our operations comply in all material respects with applicable laws and regulations concerning the environment. While it is impossible to predict accurately the future costs associated with environmental compliance and potential remediation activities, compliance with environmental laws is not expected to require significant capital expenditures and has not had, and is not expected to have, a material adverse effect on our earnings or competitive position.

PRODUCT LIABILITY

The sale of pharmaceutical products can expose the manufacturer of such products to product liability claims by consumers. A product liability claim, if successful and in excess of our insurance coverage, if any, could have a material adverse effect on our financial condition.

OUR FACILITIES


We conduct our administration and intend to conduct clinical trials in our US offices and we conduct our research and product development in our Jerusalem office, all as described below in "Description of Properties".


EMPLOYEES

We have four part-time employees in administration and two part-time employees in operations

                             DESCRIPTION OF PROPERTY


From January 2005 through December 2005, we leased office space of approximately 2,500 square feet located at 43 West 33rd Street, New York, NY 10001 at a monthly rate of $750 pursuant to a month to month sublease from Advanced Plant Pharmaceuticals, Inc., our majority shareholder. In January 2006, we assumed payments, from Advanced Plant Pharmaceuticals, Inc., on its corporate office space in New York. The monthly lease payment is in the aggregate amount of $2,181. In addition, we pay 35% of the space's electricity cost. In January 2006, we began subleasing to Amazon Biotech, Inc. for a payment of $750 per month. As of June 30, 2006 Amazon Biotech owes us $4,500. We also lease office space of approximately 1,000 feet at Beit Offer Building, 5 Nahum Hefzadi Street, Jerusalem, Israel on a month to month basis having a monthly rate of $2,265 (not including municipal taxes). Prior to June 6, 2005, we used office space in the home of James B. Wiegand, Akid Corporation's then President.

We may need to expand our offices in Jerusalem if we choose to establish our own research and development laboratory. This will allow us to process small batches of new compounds/combinations internally, for initial in vitro and/or animal studies. Such a laboratory would likely include basic quality control testing, to ensure that we are not losing activity of active ingredients after the processing. This laboratory would require a dedicated room, of about 100 square feet, and equipment. The set-up cost would be roughly $100,000 to $150,000 and such a laboratory would take approximately three months to set up.

Net rent expense for the three months ended March 31, 2006 and 2005, the year ended December 31, 2005 and for the period May 18, 2004 (Inception) to March 31, 2006 amounted to $16,459, $2,250, $30,500 and $46,959, respectively. There was no rent expense for the period May 18, 2004 (inception) to December 31, 2004.

Mazal's current office space - both its main New York office and its satellite Jerusalem office - are suitable for its present needs, and the foreseeable future. There is work space for all staff members, meeting rooms, and adequate storage; and the New York office has space available for growth.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


Plan of Operation.

We intend to engage in the development and sale of plant-based pharmaceutical drugs through the Delaware Mazal. We intend to commence with Phase I/II studies when we raise the full amount of funds needed to do the study. The trial itself should take about a year to complete with enrolment taking about 3 months, the trial itself taking 6 months, and analysis of the data and generation of a report an additional 3 months. The funding sources for the trial will be from investors who subscribe to the shares being offered in this registration statement. After we sign an agreement with a Clinical Research Organization
(CRO) or a medical facility to conduct the trial, the amount of funding needed for the trial will be put in a separate escrow account and will be used specifically to pay for the trial. The cost of conducting the Phase I/II trials is estimated to be between 1.0 and 2.0 million dollars.



                        GOAL                              DATE       Est. cost
----------------------------------------------------   ----------   ----------
Hire Clinical Reasearch Organization (CRO)             Q1 2007      $1,000,000

Procure ingredients and produce MAHDL-01 and placebo   Q1 2007      $   25,000

Complete contract negotiations with medical centers    Q1 2007

Contract with pharmaceutical company for use of
  statin and placebo for phase I/II study              Q1 2007

Finalize all other aspects of the phase I/II study
  such as drug labeling, randomization protocol, and
  other services needed for study.                     Q1 2007

Begin multinational phase I/II studies for MAHDL in
  major medical Centers                                Q2 2007      $1,000,000

Supervision of ongoing phase I/II drug trial           Q1-Q3 2007

Set up small in-house QC laboratory                    Q3 2007      $  100,000

Resume MADIA diabetes drug research program -
  animal trials                                        Q4 2007      $   20,000

MADIA - patent and FDA applications                    Q4 2007      $   30,000

Enter negotiations with potential JV partner for
  MAHDL-01 Phase III clinical studies                  Q1 2008



On November 17, 2005, we executed a Letter of Intent to enter into a possible joint venture with Punzi Medical Center ("PMC") in connection with the performance of the Phase II and Phase III human clinical trials of MAHDL-01. Subject to the terms and conditions of the agreement, PMC will (a) fund all costs and expenses incurred in connection with the clinical trials, (b) make its facilities available for the conduct of the clinical trials, and (c) provide consulting services to us with respect to the conduct of the clinical trials and their approval by the FDA. In consideration for the obligations of PMC, we will pay royalties equal to an agreed upon percentage of the net revenues generated by any sales of MAHDL-01 to PMC during an agreed upon time period following the FDA's final approval.

On July 31, 2006, we entered into an Interim Letter of Agreement with Dr. Veronica Motiram for a Phase I/II, double-blind, placebo and active controlled, randomized, parallel-group study to evaluate the safety and efficacy of MAHDL-01 alone and as an adjunct to statin therapy, versus placebo or statin therapy alone, in increasing HDL in subjects with hypoalphalipoproteinemia. The studies shall be conducted at the Neuro Psychiatric Center of the Palm Beaches, Boynton Beach, FLA. The agreement calls for a minimum number of subjects of ten and a maximum of four hundred. Dr. Veronica Motiram will receive $2,500 per subject who completes the study, where fifty percent (50%) will be paid in cash and the remaining fifty percent (50%) will be paid in shares of the Company's common stock.

To meet our needs for cash, we are attempting to raise money from this offering. We intend to sell up to a maximum of 10,000,000 shares of our common stock through this offering, which would generate up to $4,500,000 in proceeds. We believe that this will allow us to begin our clinical studies and remain in business for twelve months. If we raise less than the maximum amount and need additional funds, we may seek to obtain additional funds.

GOING CONCERN CONSIDERATION


As shown in the accompanying financial statements, we have incurred net losses of $4,985,389 since inception and has a negative working capital of $293,263 at June 30, 2006. Management's plans include the raising of capital through the equity markets to fund future operations, seeking additional acquisitions, and the generating of revenue through its business. Failure to raise adequate capital and generate adequate sales revenues could result in our having to curtail or cease operations. Additionally, even if we do not raise sufficient capital to support our operating expenses and generate adequate revenues, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about our ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.


OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


At December 31, 2004, we were indebted to Advanced Plant Pharmaceuticals, Inc.
(APPI) for $50,732 for the acquisition of certain technology rights. In 2005, we made payments to APPI totaling $60,000 and paid expenses in the amount of $5,749 on behalf of APPI. We were also charged rent by APPI in the amount of $9,000. The balance due from APPI amounted to $6,267 at December 31, 2005. During the three months ended March 31, 2006, we paid expenses of $2,217 on behalf of APPI resulting in a balance due from APPI of $8,484 at June 30, 2006.

From January 2005 to May 2005, we rented office space in the home of Mr. James
B. Wiegand for a total amount of $12,000.

In January 2005 Advanced Plant Pharmaceuticals, Inc., our majority shareholder, subleased to us office space of approximately 2,500 square feet located at 43 West 33rd Street, New York, NY 10001 at a monthly rate of $750 pursuant to a one-year sublease. In January 2006, in connection with the monthly office lease assumed from APPI, we began charging $750 a month rent to Amazon Biotech, Inc. ("Amazon"), a company that has several employees and stockholders in common. At June 30, 2006, the amount due from Amazon was $4,500. The monthly lease payment is $2,156 which does not include electricity and other managerial services.

On January 25, 2006, we issued 100,000 shares of our common stock to Dr. Mechael Kanovsky as a performance bonus. Dr. Kanovsky is also entitled to receive 100,000 shares of our common stock each time that we receive an IND or a patent for one of our products under development.

On June 6, 2005, we became contractually obligated to exchange 20,000,000 shares of our common stock for 7,000,000 shares of Delaware Mazal with Advanced Plant Pharmaceuticals, Inc. pursuant to the Share Exchange Agreement, dated June 6, 2005. On July 6, 2005 we issued to Advanced Plant Pharmaceuticals, Inc. 10,500,000 of our common stock and on January 16, 2006 we issued to Advanced Plant Pharmaceuticals, Inc. the remaining amount of 9,500,000 shares of our common stock due pursuant to the Share Exchange Agreement, dated June 6, 2005.

On June 30, 2005, we issued to Malcolm Jennings 3,800,000 shares of our common stock in a private placement at $0.0658 per share realizing $250,000.

On August 1, 2005, we authorized the issuance of and issued subsequently thereafter 500,000 shares of our common stock to Chaim J. Lieberman in consideration for his services rendered to our subsidiary, Delaware Mazal, pursuant to an employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and Delaware Mazal.

On December 7, 2005 we authorized and on January 5, 2006 we issued to James B. Wiegand 500,000 shares of our common stock in consideration for the services he rendered to us regarding the merger during his term as our Chief Executive Officer from 2003 to June 6, 2005.

On December 7, 2005, we authorized and on January 5, 2006 we issued to Max Gould 500,000 shares of our common stock in consideration for his participation in the merger.

On December 15, 2005 we issued to Mr. Malcolm Jennings 149,500 shares of our common stock as a penalty for a late registration filing.

On December 19, 2005, we issued 500,000 shares of our common stock to Malcolm Jennings as a penalty for a late registration filing.

On December 19, 2005, Mr. Edell received 75,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated November 9, 2005. Mr. Edell is entitled to an additional 75,000 shares of our common stock at the end of his first year of employment, as compensation for services rendered to Delaware Mazal. In addition, Mr. Edell is entitled to the issuance of additional 75,000 shares of our common stock upon our receipt of one million dollars in funding.

On April 25, 2006, we issued 400,000 shares of our common stock to Malcolm Jennings in consideration for $100,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

Other than as set forth above, none of the following parties has, during the last two years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

      o     any of our directors or officers;

      o     any person proposed as a nominee for election as a director;

      o any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or

      o any relative or spouse of any of the foregoing persons who has the same house as such person.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Our stock is traded on the Pink Sheets under the symbol of MZPP.PK.


                     ENDED BID PRICES
                     ----------------
CALENDAR QUARTER       HIGH      LOW
------------------    ------   ------
FISCAL YEAR 2005
March 31, 2005        $.0000   $.0000
June 30, 2005         $.0000   $.0000
September 30, 2005    $0.600   $.0500
December 31, 2005     $1.500   $.5000

FISCAL YEAR 2006
March 31, 2006        $1.150   $.2500
June 30, 2006         $.8500   $.2000
September 30, 2006    $0.950   $.2500


HOLDERS

On March 31, 2006, there were approximately 91 holders of record of our common stock.

DIVIDENDS

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

WARRANTS OR OPTIONS

We have one outstanding warrant to purchase 1,000,000 shares of our common stock, which we issued on October 31, 2005 to Luc Verelst. The warrant exercise price is $0.50 per share and the exercise period is through October 30, 2008. Except for the foregoing warrant to Luc Verelst, and stock based bonus commitments in employment agreements of Chaim J. Lieberman, Dr. Kanovsky and Simcha Edell, no warrants, options, or other securities convertible or exchangeable into equity securities were issued or outstanding as of December 31, 2005 or as of date of this prospectus.

EQUITY COMPENSATION PLANS


In October 2005, we authorized the 2005 Stock Compensation Plan and 3,500,000 shares of our common stock were reserved for awards to employees, officers, directors, consultants and other individuals providing services to Mazal and Delaware Mazal.


PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

We made no purchases of our equity securities nor were any such purchases made by any purchaser affiliated with us.

OUR TRANSFER AGENT

We have appointed Manhattan Stock Transfer, with offices at P.O. Box 756, Miller Place, NY 11764, phone number, (631) 928-7655, facsimile: (631) 928-6171 as transfer agent for our common shares. The transfer agent is responsible for all record-keeping and administrative functions in connection with our common shares.

                             EXECUTIVE COMPENSATION

The following table presents all information regarding the compensation awarded to, earned by, or paid to Mazal's named executive offices for the fiscal year ended December 31, 2005 and during the last three fiscal years.

SUMMARY COMPENSATION TABLE

                                                             Long Term                         All Other
                                     Annual Compensation     Compensation Awards               Compensation ($)
                                     -------------------     -------------------               ----------------
                                                                                Securities
Name and                                                     Restricted Stock   Underlying
Principal Position          Year     Salary ($)  Bonus ($)   Awards ($)         Options (#)
------------------          ----     ----------  ---------   ----------         -----------
James B.                       2005    0         0           $625,000           0                    0
Wiegand                        2004    0         0           0                  0                    0
Chief Executive Officer        2003    0         0           0                  0                    0

---------------------------------------------------------------------------------------------------------------
Mechael Kanovsky Chief
Executive Officer              2004    8,000     0           $30                0                    0
                               2005    63,000    0           $10
---------------------------------------------------------------------------------------------------------------
Sam Berkowitz
Secretary                      2004    0         0           $90                0                    0
                               2005    36,000    0           0                  0                    0
---------------------------------------------------------------------------------------------------------------
Simcha Edell
CFO                            2005    $17,400   0           $82,500            0                    0
---------------------------------------------------------------------------------------------------------------

(1) Mr. Wiegand was our Chief Executive Officer and a director from 2003 through June 6, 2005, when he resigned as a result of our change in control. Mr. Wiegand received in the aggregate 500,000 shares of our common stock in consideration for services he rendered to us.

(2) On June 6, 2005, Mechael Kanovsky replaced Mr. Wiegand as our Chief Executive Officer.

We did not grant any options to any employee or executive officers during the period May 18, 2004 (inception) to December 31, 2005.

There are employment agreements between Delaware Mazal and Dr. Mechael Kanovsky, Sam Berkowitz and Simcha Edell.

Pursuant to the terms of the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mechael Kanovsky, us, and the Delaware Mazal, Dr. Kanovsky was appointed President and Chief Executive Officer of the Delaware Mazal for two years commencing November 1, 2004. The base salary is $48,000 per year which was increased to $66,000 upon our receipt of the first IND. In addition, Dr. Kanovsky received 800,000 shares of our common stock. Upon the receipt of each additional IND, Dr. Kanovsky shall receive an additional 100,000 shares of our common stock. For each patent received by the Delaware Mazal, he shall receive an additional 100,000 shares of our common stock and if Mazal obtains a minimum of $2 million in funding or enters into a joint venture arrangement, his annual base salary shall increase to $83,400.

Pursuant to the terms of the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Berkowitz, us, and the Delaware Mazal, Mr. Berkowitz was appointed as the Secretary of the Delaware Mazal for two years commencing January 2, 2005. His base salary is $36,000 per year. As additional compensation, Mr. Berkowitz was issued 1,800,000 shares of our common stock.

Pursuant to the terms of the Employment Agreement dated November 9, 2005, between Mr. Edell and our subsidiary, the Delaware Mazal, Mr. Edell received 75,000 shares of our common stock. In addition, Mr. Edell is entitled to 75,000 shares of our common stock upon our receipt of one million dollars in funding, and another 75,000 shares of our common stock at the end of twelve months of employment with us, as compensation for his services rendered to Delaware Mazal. The base salary is $34,800, to be increased to $42,000 upon our receipt of at least one million dollars in funding.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

On August 12, 2005, we dismissed Cordovano and Honeck LLP (the "Former Accountant") from serving as our principal independent accountants. On August 12, 2005, we retained Meyler & Co. (the "New Accountant") as our new principal independent accountants. The decision to change accountants was recommended and approved by our Board of Directors.

THE FORMER ACCOUNTANT

The reports of the Former Accountant on the financial statements for either of the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to audit scope, or accounting principles. The reports have been modified as to uncertainty as a going concern. In addition, during our two most recent fiscal years and through August 12, 2005, there were no disagreements with the Former Accountant on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of the Former Accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events set forth in Item 304(a)(1)(iv)(B) of Regulation S-B occurred within our two most recent fiscal years nor through August 12, 2005.

We have provided the Former Accountant with a copy of this disclosure and has requested that the Former Accountant furnish it with a letter addressed to the U.S. Securities and Exchange Commission ("SEC") stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from the Former Accountant addressed to the SEC, dated August 12, 2005 is filed as Exhibit 16.1 to our Current Report on Form 8-K, dated August 12, 2005, filed on August 12, 2005.

THE NEW ACCOUNTANT

During our two most recent fiscal years and through August 12, 2005: (1) we did not consult the New Accountant regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrant's financial statements;
(2) neither a written report nor oral advice was provided to the Registrant by the New Accountant that they concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; and (3) we did not consult the New Accountant regarding any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(iv)(B) of Regulation S-B.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                              FINANCIAL STATEMENTS

                               FOR THE YEARS ENDED
                           DECEMBER 31, 2005 AND 2004


                            AND THE SIX MONTHS ENDED
                            JUNE 30, 2006 (UNAUDITED)

CONTENTS
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                                                                           Page

Report of Independent Registered Public Accounting Firm                    F 1

Balance Sheets                                                             F 2

Statements of Operations                                                   F 3

Statements of Cash Flows                                                   F 4

Statement of Stockholders' Deficit                                         F 5

Notes to Financial Statements                                              F 6

                              MEYLER & COMPANY, LLC
                          CERTIFIED PUBLIC ACCOUNTANTS
                                  ONE ARIN PARK
                                 1715 HIGHWAY 35
                              MIDDLETOWN, NJ 07748

             Report of Independent Registered Public Accounting Firm

To the Board of Directors
Mazal Plant Pharmaceutical, Inc.

We have audited the accompanying balance sheets of Mazal Plant Pharmaceutical, Inc. (formerly AKID Corporation) (a development stage corporation) as of December 31, 2005 and 2004 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2005 and the period May 18, 2004 (Inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the year ended December 31, 2005 and the period May 18, 2004 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has negative working capital of $135,267, an accumulated deficit of $4,365,110, and there are existing uncertain conditions which the company faces relative to its obtaining capital in the equity markets. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note
A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

See also Note E regarding significant related party stock transactions for services rendered to the Company and stock issued in 2005 and 2004.


                                                       /s/ Meyler & Company, LLC

Middletown, NJ
June 8, 2006

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                                 BALANCE SHEETS

                                     ASSETS


                                                                   June 30,             December 31,
                                                                    2006            2005            2004
                                                                -----------     -----------     -----------
                                                                (Unaudited)
CURRENT ASSETS
   Cash                                                         $     3,282     $    11,487
   Prepaid salaries - officers                                        9,882          31,550
                                                                -----------     -----------     -----------
         Total Current Assets                                        13,164          43,037
OTHER ASSETS
   Technology rights                                                 50,700          50,700     $    50,700
   Due from affiliated companies                                     12,984           6,267
                                                                -----------     -----------     -----------
         Total Other Assets                                          63,684          56,967          50,700
                                                                -----------     -----------     -----------
         Total Assets                                           $    76,848     $   100,004     $    50,700
                                                                ===========     ===========     ===========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
   Accounts payable                                             $    46,554     $    57,086
   Accrued expenses                                                  95,973          41,200     $       633
   Accrued salaries - stockholder                                    46,400          30,018          12,100
   Loan payable - stockholder                                        50,000          50,000
   Deposits to acquire stock                                         67,500
   Due to Advanced Plant Pharmaceuticals, Inc.                                                       50,732
                                                                -----------     -----------     -----------
         Total Current Liabilities                                  306,427         178,304          63,465
STOCKHOLDERS' DEFICIT
    Preferred stock, no par value; authorized
     1,000,000 shares; none issued and outstanding
   Common stock authorized 100,000,000 shares;
     no par value; issued and outstanding 38,180,500,
         37,280,500 and 27,410,000 shares at June 30, 2006,
     December 31, 2005 and 2004, respectively                     4,755,810       4,286,810           2,673
   Accumulated deficit                                           (4,985,389)     (4,365,110)        (15,438)
                                                                -----------     -----------     -----------
         Total Stockholders' Deficit                               (229,579)        (78,300)        (12,765)
                                                                -----------     -----------     -----------
         Total Liabilities and Stockholders' Deficit            $    76,848     $   100,004     $    50,700
                                                                ===========     ===========     ===========


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                            STATEMENTS OF OPERATIONS




                                                                                           For the Period    For the Period
                                                    For the Six                             May 18, 2004      May 18, 2004
                                                   Months Ended               For the       (Inception)       (Inception)
                                                   ------------             Year Ended           to                to
                                            June 30,         June 30,        December 31,     December 31,       June 30,
                                              2006             2005             2005            2004              2006
                                          ------------     ------------     -------------  ---------------   --------------
                                                           Restated and
                                           (Unaudited)      (Unaudited)                                        (Unaudited)
COSTS AND EXPENSES
   Compensation - stockholder             $    221,400     $    107,215     $    318,810     $     13,466     $    553,676
   General and administrative expenses         398,879          111,172        4,030,862              312        4,430,053
                                          ------------     ------------     ------------     ------------     ------------
         Total Costs and Expenses              620,279          218,387        4,349,672           13,778        4,983,729
                                          ------------     ------------     ------------     ------------     ------------
NET LOSS                                  $   (620,279)    $   (218,387)    $ (4,349,672)    $    (13,778)    $ (4,983,729)
                                          ============     ============     ============     ============     ============
NET LOSS PER COMMON SHARE
   (BASIC AND DILUTED)                    $      (0.02)    $      (0.01)    $      (0.14)    $      (0.01)    $      (0.15)
                                          ============     ============     ============     ============     ============

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                       37,879,948       27,825,448       30,866,730       27,410,000       33,191,625
                                          ============     ============     ============     ============     ============


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                            STATEMENTS OF CASH FLOWS



                                                                                                    For the Period   For the Period
                                                                  For the Six                         May 18, 2004     May 18, 2004
                                                                 Months Ended           For the       (Inception)      (Inception)
                                                         -------------------------     Year Ended          to               to
                                                           June 30,      June 30,    December 31,    December 31,       June 30,
                                                             2006          2005          2005            2004             2006
                                                         -----------   -----------   ------------   --------------   ---------------
                                                         (Unaudited)   (Unaudited)                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                $(620,279)   $(218,387)     $(4,349,672)     $(13,778)       $(4,983,729)
  Adjustments to reconcile net loss to cash flows used
    in operating activities:
      Stock based compensation                              324,000        5,855        3,732,137           312          4,056,449
      Changes in operating assets and liabilities:
        Decrease (increase) in prepaid
          salaries - stockholders                            21,668      (13,200)         (31,550)                          (9,882)
        Increase due from affiliated companies               (6,717)                       (6,267)                         (12,984)
        (Decrease) increase in accounts payable             (10,532)         634           57,086                           46,554
        Increase in accrued expenses                         54,773       25,069           40,567           633             95,973
        Increase in accrued salaries - stockholders          16,382        4,600           17,918        12,100             46,400
          Net Cash Used in Operating Activities            (220,705)    (195,429)        (539,781)         (733)          (761,219)
CASH FLOWS FROM FINANCING ACTIVITIES
  Advances from Advanced Plant Pharmaceuticals, Inc.                                                        733                733
  Payments due to Advanced Plant Pharmaceuticals, Inc.                   (34,422)         (50,732)                         (50,732)
  Proceeds from loan payable - stockholder                                50,000           50,000                           50,000
  Proceeds from deposits to acquire stock                    67,500                                                         67,500
  Proceeds from issuance of common stock                    150,000      270,000                                           820,000
  Costs paid in private placement of common stock            (5,000)                      552,000                         (123,000)
          Net Cash provided by Financing Activities         212,500      285,578          551,268           733            764,501
(DECREASE) INCREASE IN CASH                                  (8,205)      90,149           11,487                           32,282
CASH, BEGINNING OF PERIOD                                    11,487
CASH, END OF PERIOD                                       $   3,282    $  90,149      $    11,487      $               $    32,282
SUPPLEMENTAL CASH FLOW INFORMATION:
  Amount due to Advanced Plant Pharmaceutical, Inc.
   for technology rights                                                                               $ 50,000        $    50,000
  Issuance of common stock for technology rights                                                       $    700        $       700
  Issuance of common stock as compensation                $ 324,000    $   5,855      $ 3,732,137      $    312        $ 4,056,449
                                                          =========    =========      ===========      ========        ===========


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
      For the Period May 18, 2004 (Inception) to June 30, 2006 (Unaudited)



                                                    Common Stock                Additional                            Total
                                                    ------------                 Paid in         Accumulated       Stockholders'
                                              Shares            Amount           Capital            Deficit          Deficit
                                           ------------------------------------------------------------------------------------
Mazal Plant Pharmaceutical, Inc.            10,130,000       $     1,013                                           $     1,013
                                           -----------       -----------       -----------       -----------       -----------
   Total Mazal Plant Pharmaceutical,
      Inc. prior to reverse merger          10,130,000             1,013                                                 1,013
Reverse Merger
   Merger with AKID Corporation
     Cancellation of Mazal Plant
     Pharmaceutical, Inc. common
     stock                                 (10,130,000)           (1,013)      $     1,013
   Equity of AKID Corporation                1,230,000             2,673            25,840       $   (28,513)
   Issuance of 20,000,000 shares
     in exchange for 7,000,000 shares
     of Mazal                               20,000,000
   Issuance of 6,180,000 shares in
     exchange for 3,130,000 shares
     of Mazal                                6,180,000
   Capitalization of AKID net loss                                                 (26,853)           26,853
Net loss for the period May 18, 2004
   (inception) to December 31, 2004                                                                  (13,778)          (13,778)
                                           -----------       -----------       -----------       -----------       -----------
Balance, December 31, 2004                  27,410,000             2,673                             (15,438)          (12,765)

Common stock issued January 2005
   for services at $0.0001                     156,000                16                                                    16
Common stock issued March 2005
   for services at $0.0001                     100,000                10                                                    10
Common stock issued April 6, 2005
   for cash at $0.20                           100,000            20,000                                                20,000
Common stock issued April 19, 2005
   for services at $0.20                       120,000            24,000                                                24,000
Common stock issued June 6, 2005
   for services at $0.0658                     600,000            39,480                                                39,480
Common stock issued June 30, 2005
   for cash  at $0.0658                      3,800,000           250,000                                               250,000
Common stock issued August 1, 2005
   for services at $0.0658                     500,000            32,900                                                32,900
Common stock issued August 1, 2005
   for cash at $0.417                          120,000            50,000                                                50,000
Common stock issued September 26,
   2005 for services at $0.417                 200,000            83,400                                                83,400


                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                 STATEMENT OF STOCKHOLDERS' DEFICIT (CONTINUED)
     For the Period May 18, 2004 (Inception) to June 30, 2006 (Unaudited)




                                                       Common Stock         Additional                       Total
                                                       ------------          Paid in   Accumulated       Stockholders'
                                                 Shares            Amount    Capital     Deficit            Deficit
                                             -------------------------------------------------------------------------

Common stock issued September 26,
   2005 for services at $0.417                   200,000            83,400                                   83,400
Common stock issued September 26,
   2005 for services at $0.417                    50,000            20,850                                   20,850
Common stock issued October 31,
   2005 for cash at $0.40                      1,200,000           300,000                                  300,000
Costs incurred in private placement                               (118,000)                                (118,000)
Fair market value of 1,000,000
   options issued with common stock
   subscription                                                    569,656                                  569,656
Common stock issued November 15,
   2005 for services at $1.03                    800,000           824,000                                  824,000
Common stock issued December 7,
   2005 for services at $1.25                  1,000,000         1,250,000                                1,250,000
Common stock issued December 13,
   2005 for cash at $0.40                        200,000            50,000                                   50,000
Common stock issued December 15,
   2005 for late registration filing at
   $1.15                                         149,500           171,925                                  171,925
Common stock issued December 19,
   2005 for services at $1.10                     75,000            82,500                                   82,500
Common stock issued December 19,
   2005 for late registration filing
   at $1.10                                      500,000           550,000                                  550,000
Net loss for the year ended
   December 31, 2005                                                                   (4,349,672)       (4,349,672)
                                              ----------        ----------            -----------       -----------
Balance, December 31, 2005                    37,280,500         4,286,810             (4,365,110)          (78,300)

Common stock issued February 7,
   2006 for services at $0.25                    200,000            50,000                                   50,000
Costs incurred in private placement                                 (5,000)                                  (5,000)
Common stock issued April 11,
   2006 for services at $0.25                    400,000           100,000                                  100,000
Net loss for the three months
   ended June 30, 2006                                                                   (620,279)         (620,279)
                                              ----------        ----------            -----------       -----------
Balance, June 30, 2006 (unaudited)            38,180,500        $4,755,810            $(4,985,389)      $  (229,579)
                                              ==========        ==========            ===========       ===========



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                            June 30, 2006 (Unaudited)


NOTE A - NATURE OF BUSINESS

      Mazal Plant Pharmaceutical, Inc. (the "Company") has the technology rights to develop, manufacture and distribute three products, specifically, plant based compositions designed to treat elevated cholesterol, leukemia and Alzheimer's disease.

      Reverse Merger

      On June 6, 2005, AKID Corporation ("AKID") entered into a stock exchange agreement with Advanced Plant Pharmaceuticals, Inc. ("APPI") to acquire 7,000,000 shares of Mazal's common stock in exchange for 20,000,000 shares of AKID common stock. AKID also acquired 3,130,000 shares of Mazal's outstanding shares in exchange for 6,180,000 shares of its common stock. In connection with the merger, Mazal became a wholly owned subsidiary of AKID. Prior to the merger, AKID was a non-operating "shell" corporation. Pursuant to Securities and Exchange Commission rules, the merger of a private operating company, Mazal Plant Pharmaceutical, Inc. into a non-operating public shell corporation with nominal net assets is considered a capital transaction. At the time of the merger, the officers and directors of AKID resigned and were replaced with the officers and directors of Mazal. For Financial Statements presentation, the merger has been reflected in the Financial Statements as though it occurred on December 31, 2004. The historical statements prior to December 31, 2004 are those of Mazal Plant Pharmaceutical, Inc. Since the merger is a recapitalization and not a business combination, pro forma information is not presented. AKID subsequently filed a name change to Mazal Plant Pharmaceutical, Inc.

      Going Concern Uncertainty and Management's Plans

      As reflected in the accompanying financial statements, the Company has current liabilities in excess of current assets of $135,267, resulting in negative working capital and an accumulated deficit of $4,635,110. The Company had no revenues for the year ended December 31, 2005 and had costs and expenses totaling $4,349,672. Management is presently seeking to raise permanent equity capital in the capital markets to eliminate negative working capital and provide working capital. Failure to raise equity capital or secure some other form of long-term debt arrangement will cause the Company to further increase its negative working capital deficit and could result in the Company having to curtail or cease operations. Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate revenues, there can be no assurances that the revenue will be sufficient to enable it to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                            June 30, 2006 (Unaudited)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Cash Equivalents


      For purposes of reporting cash flows, cash equivalents include investment instruments purchased with a maturity of three months or less. There are no cash equivalents at June 30, 2006, December 31, 2005 and 2004.


      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


      Net Loss Per Common Share

      The Company computes per share amounts in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 requires presentation of basic and diluted EPS. Basic EPS is computed by dividing the income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the period.

      Stock-Based Compensation

      SFAS No. 123, "Accounting for Stock-Based Compensation" prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires employee compensation expense to be recorded (1) using the fair value method or (2) using the intrinsic value method as prescribed by accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been if the Company adopted the fair value method. The Company accounts for employee stock based compensation in accordance with the provisions of APB
      25. For non-employee options and warrants, the company uses the fair value method as prescribed in SFAS 123.

      Income Taxes

      The Company follows Financial Accounting Standards No. 109 (SFAS No. 109). Under this method, the Company recognizes a deferred tax liability or asset for temporary differences between the tax basis of an asset or liability and the related amount reported on the financial statements. The principal types of differences, which are measured at the current tax rates, are net operating loss carry forwards. SFAS No. 109 requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                            June 30, 2006 (Unaudited)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Recent Accounting Pronouncements


      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (SFAS 153), "Exchanges of Non-monetary Assets." SFAS 153 amends the guidance in APB No. 29, "Accounting for Non-monetary Assets." APB No.29 was based on the principle that exchanges of non-monetary assets should be measured on the fair value of the assets exchanged. SFAS 153 amends APB No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 151 is effective for financial statements issued for fiscal years beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material effect on the Company's financial position or results of operations.

      In December 2004, the FASB revised Statement of Financial Accounting Standards No. 123 (SFAS 123(R)), "Accounting for Stock-Based Compensation." The SFAS 123(R) revision established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It does not change the accounting guidance for share-based payment transactions with parties other than employees. For public entities that file as small business issuers, the revisions to SFAS 123(R) are effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of SFAS 123(R) is not expected to have a material effect on the Company's financial position or results of operations.

      In May 2005, the FASB issued SFAS no. 154, "Accounting Changes and Error Corrections ("SFAS No. 154") which replaces APB Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of ABP Opinion No. 28. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specifically, this statement requires "retrospective application" of the direct effect for a voluntary change in accounting principle to prior periods' financial statements, if it is practical to do so. SFAS No. 154 also strictly defines the term "restatement" to mean the correction of an error revising previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and are required to be adopted by the Company in the first quarter of fiscal year 2006. Although we will continue to evaluate the application of SFAS No. 154, management does not anticipate that adoption will have a material impact on our results of operations, financial position or cash flows.

NOTE C - TECHNOLOGY RIGHTS

      The technology rights include the rights to develop, manufacture, and distribute plant based compositions designed to treat elevated cholesterol, leukemia, and Alzheimer's disease. The Company acquired these rights from Advanced Plant Pharmaceuticals, Inc. (hereafter referred to as "APPI") for stock and a note payable aggregating $50,700. APPI is deemed to be an affiliate of the Company.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                            June 30, 2006 (Unaudited)


NOTE D - RELATED PARTY TRANSACTIONS


             At December 31, 2004, the Company was indebted to Advanced Plant Pharmaceuticals, Inc. for $50,732 for the technology rights as discussed in Note C to the Financial Statements. In 2005, the Company made payments to APPI totaling $60,000 and paid expenses in the amount of $5,749 on behalf of APPI. The Company was also charged rent by APPI in the amount of $9,000. (See Note I) The balance due from APPI amounted to $6,267 at December 31, 2005. During the six months ended June 30, 2006, the Company paid expenses of $2,217 on behalf of APPI resulting in a balance due from APPI of $8,484 at June 30, 2006.

             In January 2006, in connection with the monthly office lease assumed from APPI (see Note I), the Company began charging $750 a month rent to Amazon Biotech, Inc. ("Amazon"), an affiliated company. At June 30, 2006, the amount due from Amazon was $4,500.


NOTE E - STOCKHOLDERS' DEFICIT

      As discussed in the Reverse Merger (see Note A to the Financial Statements), the exchange of Mazal shares for AKID, caused the Company to exceed its authorized shares. The accompanying Financial Statements have been prepared as though they were issued at December 31, 2004.

      On October 31, 2005, the Company amended its Articles of Incorporation to increase the total authorized shares of stock to 101,000,000 consisting of 100,000,000 shares of no par value common stock and 1,000,000 shares of no par value preferred stock.


      In October 2005, the Company authorized the 2005 Stock Compensation Plan whereby 1,000,000 shares of common stock were reserved for awards to employees, officers, directors, consultants and other individuals providing services to the Company and its affiliates.

      Issuance of common stock

      In January 2005, the Company issued 50,000 shares of its common stock to an employee at $0.0001 per share. The aggregate remuneration of $5 has been treated as stock based compensation and expensed in the current year.

      In January 2005, the Company issued 106,000 shares of its common stock to a consultant at $0.0001 per share. The aggregate remuneration of $11 has been treated as stock based compensation and expensed in the current year.

      In March 2005, the Company issued 100,000 shares of its common stock to its President at $0.0001 per share. The aggregate remuneration of $10 has been treated as stock based compensation and expensed in the current year.

      In connection with a private placement on April 6, 2005, the Company issued 100,000 shares of its common stock at $0.20 per share realizing $20,000.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                           March 31, 2006 (Unaudited)

NOTE E - STOCKHOLDERS' EQUITY (CONTINUED)

      Issuance of common stock (Continued)

      On April 19, 2005, the Company issued 120,000 shares of its common stock to a consultant at $0.20 per share. The aggregate remuneration of $24,000 has been treated as stock based compensation and expensed in the current year.

      On June 6, 2005, the Company issued 600,000 shares of its common stock to a consultant at $0.0658 per share. The aggregate remuneration of $39,480 has been treated as stock based compensation and expensed in the current year.

      In connection with a private placement on June 30, 2005, the Company issued 3,800,000 shares of its common stock at $0.0658 per share realizing $250,000.

      On August 1, 2005, the Company issued 500,000 shares of its common stock to an employee and major stockholder and founder of the Company at $0.0658 per share. The aggregate remuneration of $32,900 has been treated as stock based compensation and expensed in the current year.

      In connection with a private placement on August 1, 2005, the Company issued 120,000 shares of its common stock at $0.417 per share realizing $50,000.

      In September, 2005, the Company issued 450,000 shares of its common stock to consultants at $0.417 per share. The aggregate remuneration of $187,650 has been treated as stock based compensation and expensed in the current year.

      In connection with a private placement on October 31, 2005, the Company issued 1,200,000 shares of its common stock at $0.40 per share realizing $182,200 after deducting costs amounting to $118,000 incurred in connection with the private placement. The Company also issued options to purchase 1,000,000 shares of its common stock at an exercise price of $0.50 per share and are exercisable for three years. Stock based compensation of $569,656 has been recorded on the issuance of the options and expensed in the current year.

      On November 15, 2005, the Company issued 800,000 shares of its common stock to a consultant at $1.03 per share. The aggregate remuneration of $824,000 has been treated as stock based compensation and expensed in the current year.

      On December 7, 2005, the Company issued 1,000,000 shares of its common stock to its former officers for consulting services at $1.25 per share. The aggregate remuneration of $1,250,000 has been treated as stock based compensation and expensed in the current year.

      In connection with a private placement on December 13, 2005, the Company issued 200,000 shares of its common stock at $0.40 per share realizing $50,000.

      On December 15, 2005, the Company issued 149,500 shares of its common stock to a consultant at $1.15 per share. The aggregate remuneration of $171,925 has been treated as stock based compensation and expensed in the current year.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                           March 31, 2006 (Unaudited)

NOTE E - STOCKHOLDERS' EQUITY (CONTINUED)

      Issuance of common stock (Continued)

      On December 19, 2005, the Company issued 75,000 shares of its common stock to its Chief Financial Officer at $1.10 per share. The aggregate remuneration of $82,500 has been treated as stock based compensation and expensed in the current year.

      On December 19, 2005, the Company issued 500,000 shares of its common stock to a consultant at $1.10 per share. The aggregate remuneration of $550,000 has been treated as stock based compensation and expensed in the current year.

      On January 24, 2006, the Company issued 200,000 shares of its common stock to a consultant at $1.08 per share. The aggregate remuneration of $216,000 has been treated as stock based compensation and expensed in the current period.

      On January 25 2006, the Company issued 100,000 shares of its common stock to its President at $1.08 per share. The aggregate remuneration of $108,000 has been treated as stock based compensation and expensed in the current period.


      On February 7, 2006, the Company approved the issuance of 200,000 shares of its common stock at $0.25 per share pursuant to a private placement. The Company incurred $5,000 in expenses related to the private placement and realized $45,000.

      On April 11, 2006, the Company approved the issuance of 400,000 shares of its common stock at $0.25 per share pursuant to a private placement realizing $100,000.


NOTE F - STOCK OPTIONS


      The following table summarizes transactions in stock options through June 30, 2006:



                                                         Weighted                 Weighted
                                                          Average                  Average
                                                         Exercise     Options      Exercise
                                            Options        Price    Exercisable     Price
                                           ---------     --------   -----------   ---------
      Granted
      Exercised
      Cancelled                            ---------                 ---------
      Balance at December 31, 2004

      Granted                              1,000,000       $0.50     1,000,000      $0.50
      Exercised
      Cancelled                            ---------                 ---------
      Balance at December 31, 2005         1,000,000       $0.50     1,000,000      $0.50

      Granted
      Exercised
      Cancelled                            ---------                 ---------
      Balance at June 30, 2006             1,000,000       $0.50     1,000,000      $0.50
                                           =========                 =========



      As of June 30, 2006, there were 1,000,000 common stock options outstanding with a weighted average remaining life of 2.58 years and a weighted average price of $0.50.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                           March 31, 2006 (Unaudited)

NOTE F - STOCK OPTIONS (CONTINUED)

      Assumptions used to value stock options issued by the Company are as follows:

                                                           For the
                                                         Years Ended
                                                         December 31,
                                                      -----------------
                                                          2005    2004
                                                          ----    ----
           Annual dividend                                 No      N/A
           Volatility                                     10%      N/A
           Risk free interest rate                         5%      N/A
           Expected life-years                             3       N/A

      During the year ended December 31, 2005, $569,656 of expense was recorded on the issuance of stock options.

NOTE G - LOAN PAYABLE - STOCKHOLDER


      The loan payable - stockholder represents a loan for working capital. The loan is non-interest bearing and has no stated terms of repayment. The balance at June 01, 2006, December 31, 2005 and 2004 amount to $50,000, $50,000 and $0, respectively.


NOTE H - DEPOSIT TO ACQUIRE STOCK


      The deposit to acquire stock at June 30, 2006, represents cash received pursuant to a Securities Purchase Agreement for 200,000 shares of common stock at $0.25 per share and an additional 400,000 shares of common stock at $0.25 per share for which there is no written agreement. The deposit is non-interest bearing. The balance at June 30, 2006 amounts to $150,000.


NOTE I - COMMITMENTS AND CONTINGENCIES

      Employment Agreements

      Between December 2004, as amended in August 2005, and November 2005, the Company entered into six different employment contracts expiring between July 2006 and December 2006. The contracts call for salaries ranging from $1,100 to $5,500 per month. Two of the contracts call for issuances of stock for the achievement of certain milestones.

      Rent

      In January 2005, the Company commenced sub-leasing its corporate office space in New York, on a month to month basis, from APPI for $750 per month.

      In January 2006, the Company assumed making payments, from APPI, on its corporate office space in New York. The monthly lease payment is $2,156 plus $25 a month for garbage disposal and 35% of the floor's electricity cost.

                        MAZAL PLANT PHARMACEUTICAL, INC.
                           (Formerly AKID Corporation)
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                           March 31, 2006 (Unaudited)

NOTE I - COMMITMENTS AND CONTINGENCIES (CONTINUED)

      Rent (continued)

      Mazal maintains additional office space in Jerusalem, Israel on a month to month basis at a monthly rent of $2,265 and a percentage of municipal taxes.

      From January 2005 to May 2005, the Company rented office space in the home of the Company's President for a total amount of $12,000.


      Net rent expense for the six months ended June 30, 2006 and 2005, the year ended December 31, 2005 and for the period May 18, 2004 (Inception) to June 30, 2006 amounted to $32918, $2,250, $30,500 and $63,418, respectively. There was no rent expense for the period May 18, 2004 (inception) to December 31, 2004.


NOTE J- JOINT VENTURE AGREEMENT

      On November 17, 2005, the Company executed a Letter of Intent to enter into a possible joint venture with Punzi Medical Center ("PMC") in connection with the Company's efforts to obtain approval of MAHDL, a pharmaceutical drug currently under development by the Company, from the United States Food and Drug Administration ("FDA"). The purpose of the joint venture is to conduct Phase II and Phase III human clinical trials of MAHDL and obtain the FDA's approval. Subject to the terms and conditions of the agreement, PMC will (a) fund all costs and expenses incurred in connection with the clinical trials, (b) make its facilities available for the conduct of the clinical trials, and (c) provide consulting services to the Company with respect to the conduct of the clinical trials and their approval by the FDA. In consideration for the obligations of PMC, the Company will pay royalties equal to an agreed upon percentage of the net revenues generated by any sales of MAHDL to PMC during an agreed upon time period following the FDA's final approval.

NOTE K - SUBSEQUENT EVENT


      On July 1, 2006, the Company authorized the issuance of 244,000 shares of its common stock for cash at $0.25 per share realizing $61,000.

      On July 11, 2006, the Company amended its 2005 Stock Compensation Plan to allow for the issuance of 3,500,000 shares, an increase of 2,500,000 shares.

      On July 17, 2006, the Company entered into a consulting agreement whereby the consultant is to introduce medical clinics and assist in the development of clinical trials for the Company for a term of one year. Either party may terminate the contract with or without cause upon thirty days written notice. The agreement calls for the issuance of 500,000 shares of the Company's common stock upon signing and 1,500,000 shares of the Company's common stock upon the Company receiving a letter of intent from a medical center that has previously performed clinical trials for a major pharmaceutical company, to perform clinical trials at competitive rates, in which at least one third (33%) of the payment shall be in shares of the Company's common stock.

      On July 31, 2006, the Company entered into an Interim Letter of Agreement for a Phase I/II, double-blind, placebo and active-controlled, randomized, parallel-group study to evaluate the safety and efficacy of MAHDL01 alone and as an adjunct to statin therapy, versus placebo or statin therapy alone, in increasing HDL in subjects with hypoalphalipoproteinemia who are maintaining a restricted diet. The agreement calls for a minimum number of subjects of ten and a maximum of four hundred. The Company is responsible for all external direct trial expenses. The consultant will receive $2,500 per subject who completes the study, where fifty percent (50%) will be paid in cash and the remaining fifty percent (50%) will be paid in shares of the Company's common stock.



NOTE L - RECLASSIFICATIONS

      Certain amounts in 2004 financial statements have been reclassified to conform to the classifications used in 2005.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either: (i) by the stockholders;
(ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Articles of Incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.
--------------------------------------------------------------------------------
Securities and Exchange
Commission registration fee...........................   $
Legal fees and expenses (1)...........................                   32,000
Accounting fees and expenses (1)......................                    6,500
Printing expenses ...............................2,500
State and Federal taxes ..............................
Miscellaneous (1).....................................    2,500
                                                         -----------------------

Total (1).......................................43,500   $
                                                         =======================
--------------------------------------------------------------------------------

(1) Estimated.

                     RECENT SALES OF UNREGISTERED SECURITIES


During the past three years, we have issued the following securities without registration under the Securities Act of 1933:

In January 2005 we issued to Barry Ginsberg 106,000 shares of our common stock, as consideration for his finder services to us in connection with the reverse merger between Akid Corporation and Delaware Mazal. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

In January 2005 we issued to Bernard Harris 50,000 shares of our common stock, as consideration for his employment services to us as head of regulatory affairs. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On March 15, 2005, we authorized the issuance of 100,000 shares of our common stock to Dr. Mechael Kanovsky in consideration for his employment services rendered to the Delaware Mazal, our subsidiary. We issued the shares to Dr. Mechael Kanovsky on December 19, 2005. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On April 6, 2005 we authorized the issuance of and on August 1, 2005, we issued to Debbie Gushlak 100,000 shares of our common stock in a private placement at $0.20 per share realizing $20,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.


On April 19, 2005, we issued 60,000 shares of our common stock to each of Harvey Hecht and Matthew Pincus in consideration for their participation on our scientific board. The aggregate remuneration of $24,000 has been treated as stock based compensation and expensed in the current year. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On June 6, 2005, upon the consummation of the transactions contemplated by the Share Exchange Agreement, we became contractually obligated to issue 20,000,000 shares of common stock to Advanced Plant Pharmaceuticals, Inc., a Delaware corporation. In consideration for such issuance, we acquired from Advanced Plant Pharmaceuticals, Inc. its entire ownership interest in 7,000,000 shares of the common stock of Delaware Mazal, which represented 69% of the issued and outstanding shares of Delaware Mazal. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On June 6, 2005, we issued to Ronnie Yacov 600,000 shares of our common stock, as consideration for his finder services to us. We granted to the consultant piggy-back registration rights with respect to 60,000 of his shares. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On June 30, 2005, we issued to Malcolm Jennings 3,800,000 shares of our common stock in a private placement at $0.0658 per share realizing $250,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance 500,000 shares of our common stock to Chaim J. Lieberman for his business development services rendered to the Delaware Mazal, our subsidiary. The shares were authorized to be issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we issued to Leonard Cohen 120,000 shares of our common stock in a private placement at $0.417 per share of common stock realizing $50,000. We granted to Mr. Cohen piggy-back registration rights with respect to 60,000 of his shares, meaning that we must include such shares in a registration statement that we may file with the Securities and Exchange Commission. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.


On September 26, 2005, we issued to Imperial Consulting Network 200,000 shares of our common stock for services rendered by Performance Profiler Quarterly in connection with the preparation and publication of an article relating to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On September 26, 2005, we issued to Golden Key 200,000 shares of our common stock for services rendered by Performance Profiler Quarterly in connection with the preparation and publication of an article relating to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On September 26, 2005, we authorized the issuance of and issued to Dr. Robert Segal on January 25, 2006 50,000 shares of our common stock for advisory services rendered to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On October 31, 2005, we issued to Mr. Luc Verelest 1,200,000 shares of our common stock and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.50 in consideration for $300,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On December 7, 2005, we authorized and issued on January 5, 2006 to each of James B. Wiegand and Max Gould 500,000 shares which were issued as consideration for their consulting services provided to us during the merger. We granted to Mr. Wiegand and Mr. Gould piggy-back registration rights with respect to 50,000 of each of their shares. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 13, 2005 we authorized and on January 24, 2006, we issued to Mr. Malcolm Jennings 200,000 shares of our common stock in consideration for $50,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On December 15, 2005 we authorized the issuance to Mr. Malcolm Jennings 149,500 shares of our common stock for late registration of our common stock. The shares were issued pursuant to the Subscription Agreement which stated that if Mazal fails the registration statement within 30 business days after the date of the Subscription Agreement then Mazal will issue periodically 100,000 shares for each 20 day period of delay. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Simcha Edell 75,000 shares of our common stock for employment services provided to us. The shares were issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On December 19, 2005, we issued to Malcolm Jennings 500,000 shares of our common stock as a penalty for a late registration filing. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On January 25, 2006, we issued 100,000 shares of our common stock to Dr. Mechael Kanovsky as a performance bonus. The shares were authorized to be issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On February 7, 2006, we authorized the issuance of 200,000 shares of its common stock to Malcolm Jennings, at $0.25 per share pursuant to a private placement. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission

On April 25, 2006, we issued 400,000 shares of our common stock to Malcolm Jennings at $0.25 per share pursuant to a private placement in consideration for $100,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On July 1, 2006, we issued 244,000 shares of our common stock to Malcolm Jennings at $0.25 per share pursuant to a private placement in consideration for $61,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On September 6, 2006, we issued 100,000 shares of our common stock to Malcolm Jennings at $0.25 per share pursuant to a private placement in consideration for $25,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission

On September 6, 2006, we authorized the issuance of and issued to Dr. Robert Segal on January 25, 2006 50,000 shares of our common stock for advisory services rendered to us as a member of our scientific board. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


                        EXHIBITS AND FINANCIAL STATEMENTS

(a)   Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT
NUMBER            DESCRIPTION                       WHERE FOUND
------            -----------                       -----------
 3.1     Articles of Incorporation                  Provided herewith.
 3.2     By-Laws                                    Provided herewith.
 4.1     Warrant                                    Provided herewith.
 5.1     Opinion regarding the legality of the      will be provided.
         securities being registered

10.1     Share Exchange Agreement, dated May        Previously filed with our Current Report on Form
         2005, among Advanced Plant                 8-K, dated June 6, 2005, filed with the SEC on June
         Pharmaceuticals,  Inc., James B.           9, 2005 and incorporated herein by reference.
         Wiegand and us

10.2     Employment  Agreement,  dated              Previously filed with our Annual Report on Form
         December 10, 2004,  as amended on          10-KSB for the fiscal year ended April 30, 2005,
         August 1, 2005, among Mechael              filed with the SEC on August 11, 2005 and
         Kanovsky,  Mazal, and Delaware             incorporated herein by reference.
         Mazal


10.3     Employment  Agreement, dated               Previously filed with our Annual Report on Form
         December 10, 2004,  as amended on          10-KSB for the fiscal year ended April 30, 2005,
         August 1, 2005, among Sam                  filed with the SEC on August 11, 2005 and
         Berkowitz, Mazal,  and                     incorporated herein by reference.
         Delaware Mazal
10.4     Employment  Agreement, dated               Provided herewith.
         December 10, 2004,  as amended on
         August 1, 2005, among Chaim J.
         Lieberman,  Mazal,  and
         Delaware Mazal
10.5     Employment  Agreement, dated               Provided herewith.
         December 10, 2004,  as amended on
         August 1, 2005, among David
         Lieberman,  Mazal,  and
         Delaware Mazal
10.6     Subscription Agreement, dated  May         Provided herewith.
         19, 2005, between Mazal and
         Malcolm Jennings
10.7     Share Exchange Agreement, dated  April     Provided herewith.
         11, 2005, between Mazal and
         Leonard Cohen
10.8     Share Exchange Agreement, dated  April     Provided herewith.
         11, 2005, between Mazal and
         Halcyon SA
10.9     Letter Agreement, dated May 11, 2005,      Previously filed with our Current Report
         between Delaware Mazal and                 on Form 8-K, dated June 6, 2005, filed with
         Corporate Management Services, Inc.        the SEC on June 9, 2005 and incorporated
                                                    herein by reference.
10.10    Letter of Intent with Punzi Medical        Provided herewith.
         Center dated November 17, 2005.
16.1     Letter on change in certifying             Previously filed with our Current Report on Form
         accountant                                 8-K, dated August 12, 2005, filed with the SEC on
                                                    August 12, 2005 and incorporated herein by reference.

21.1     Subsidiaries                               Provided herewith.
23.1     Consent of Meyler & Co.                    to be provided.
23.2     Consent of [insert]                        to be provided
         (included in Exhibit 5.1).


                                  UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Act");


            (ii) Reflect in the prospectus any facts or events arising after the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and


            (iii) Include any material information or changed material information on the plan of distribution.

      (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

(B)   Undertaking Required by Regulation S-B, Item 512(e).
      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the _ day of December, 2006.

MAZAL PLANT PHARMACEUTICALS, INC.
         /s/Mechael Kanovsky
         -----------------------------
         Mechael Kanovsky
         Director and
         Chief Executive Officer
         (principal executive officer)


         /s/Simcha Edell
         -----------------------------
         Simcha Edell
         Chief Financial Officer


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mechael Kanovsky, and each or either of them, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                           TITLE                  DATE


/s/ Mechael Kanovsky       Chief Executive Officer   December 21, 2006
------------------------   and Director
Mechael Kanovsky



/s/ Simcha Edell           Chief Financial Officer   December 21, 2006
------------------------
Simcha Edell